Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-165610

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and neither Ally nor the Selling Securityholder is soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2011

PRELIMINARY PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED MARCH 22, 2010

Ally Financial Inc.

40,870,560 Shares of Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A

Liquidation Amount $25 Per Share

GM Preferred Finance Co. Holdings LLC, a Delaware limited liability company (“GM HoldCo” or the “Selling Securityholder”) is selling the Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A (“Series A Preferred”) of Ally Financial Inc. (“Ally”). Ally will not receive any proceeds from the sale of Series A Preferred by the Selling Securityholder.

Each share of Series A Preferred has a liquidation amount of $25. Dividends on the Series A Preferred are non-cumulative and payable in cash. Beginning March     , 2011 to but excluding May 15, 2016, dividends on the Series A Preferred will accrue at a rate of         % per annum on the liquidation amount. Beginning on May 15, 2016, dividends on the Series A Preferred will accrue at an amount per annum equal to Three-Month LIBOR plus         %. Holders of Series A Preferred will be entitled to receive dividends when, as and if declared by Ally’s board of directors (the “Board of Directors”). Subject to obtaining any required regulatory approvals and compliance with Ally’s replacement capital covenant agreement entered into for the benefit of certain of its debtholders on November 30, 2006 and the restrictions contained in the terms of any other series of Ally stock, Ally may redeem all or any portion of the outstanding shares of Series A Preferred on any dividend payment date on or after May 15, 2016. A description of the Series A Preferred can be found under “Description of the Series A Preferred” in this prospectus supplement.

The Series A Preferred have been approved for listing on the New York Stock Exchange (“NYSE”) under the trading symbol “ALLY PRB”, subject to notice of issuance. The Series A Preferred are expected to begin trading on the NYSE within 30 days after they are first issued.

The Series A Preferred are rated below investment grade and are subject to risks associated with non-investment grade securities. You are urged to carefully read the “Risk Factors” section beginning on page S-7, where specific risks associated with the Series A Preferred are described, along with the other information in this prospectus supplement and the accompanying prospectus before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per Series A Preferred Security		Total
Public offering price	$		$
Underwriting discounts and commissions (1)		$(2)		$(2)
Proceeds to the Selling Securityholder	$		$

(1)	Except for payment of $ per share of Series A Preferred with respect to sales made by the underwriters to retail investors, for which Ally will be responsible, the Selling Securityholder is responsible for all underwriting discounts, selling commissions and transfer taxes.
(2)	The Underwriters will receive discounts of $ and commissions of $ per share of Series A Preferred, except that for sales to certain institutions, the discounts will be $ per Series A Preferred; or $ for all Series A Preferred.

The underwriters are offering shares of our Series A Preferred as described in “Underwriting,” in this prospectus supplement.

Dividends accrued prior to March     , 2011 were paid to the Selling Securityholder.

Ally and the Selling Securityholder expect that the Series A Preferred will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream and Euroclear on or about March     , 2011.

Joint Book-Running Managers

Credit Suisse	BofA Merrill Lynch	Deutsche Bank Securities	Barclays Capital

March    , 2011

Prospectus Supplement

Information Incorporated By Reference; Where You Can Find More Information	S-1
Cautionary Statement Regarding Forward-Looking Statements	S-2
Summary	S-3
Risk Factors	S-7
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges Including Preferred Stock Dividends	S-11
Selling Securityholder	S-12
Use of Proceeds	S-13
Description of the Series A Preferred	S-14
U.S. Federal Tax Considerations	S-22
Underwriting	S-27
Legal Matters	S-32
Experts	S-32

Prospectus
This Prospectus	ii
Information Incorporated by Reference; Where You Can Find More Information	iii
Cautionary Statement Regarding Forward-Looking Statements	iv
Summary	1
Risk Factors	4
Description of the Series A Preferred	8
Use of Proceeds	14
Selling Securityholders	15
Plan of Distribution	17
Legal Matters	19
Experts	19

We have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any incorporated document is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution or possession of this prospectus supplement and the accompanying prospectus in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are required by Ally to inform themselves about, and to observe any such restrictions, and Ally accepts no liability in relation thereto. See “Underwriting.”

This prospectus supplement and the accompanying prospectus are not an offer to sell these Series A Preferred and are not soliciting an offer to buy these Series A Preferred in any jurisdiction where the offer, sale or solicitation is not permitted or where the person making the offer, sale or solicitation is not qualified to do so or to any person to whom it is not permitted to make such offer, sale or solicitation. See “Underwriting.”

Unless the context otherwise requires, references in this prospectus supplement to “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries (including Residential Capital, LLC, or “ResCap”) on a consolidated basis, references to “Ally” refer only to Ally Financial Inc.

S-i

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

Ally has filed a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC with respect to the securities being offered pursuant to this prospectus supplement. This prospectus supplement omits certain information contained in the Registration Statement, as permitted by the SEC. Please refer to the Registration Statement, including the exhibits, for further information about Ally. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement including the documents incorporated by reference herein or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below and through the SEC’s website.

Ally files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Ally files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Ally to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus supplement. Information that Ally files with the SEC will automatically update the information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus. Ally incorporates by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010; and

•	Current Reports on Form 8-K filed on January 14, 2011, February 11, 2011, February 28, 2011 and March 4, 2011.

All documents Ally files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the completion of the offering of the securities described in this prospectus supplement shall also be incorporated by reference in this prospectus supplement from the date of filing of such documents. In no event, however, will any of the information that Ally furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

You may also obtain a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 14th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus supplement, other than statements of historical fact, including, without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated by our subsequent Annual Reports on 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. See “Information Incorporated by Reference; Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement. These forward-looking statements speak only as of the date of this prospectus supplement. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

SUMMARY

Ally Financial Inc.

Ally (formerly GMAC Inc.) is a leading, independent, globally diversified, financial services firm with $172 billion in assets and operations in 37 countries. Founded in 1919, we are a leading automotive financial services company with over 90 years experience providing a broad array of financial products and services to automotive dealers and their customers. We are also one of the largest residential mortgage companies in the United States. We became a bank holding company on December 24, 2008, under the Bank Holding Company Act of 1956, as amended (the BHC Act). Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally and a leading franchise in the growing direct (online and telephonic) banking market, with $33.9 billion of deposits at December 31, 2010. Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is (866) 710-4623.

Our Business

Global Automotive Services and Mortgage are our primary lines of business. Our Global Automotive Services business serves over 18,000 dealers globally with a wide range of financial services and insurance products. We have a dealer-focused business model that we believe makes us the preferred automotive finance company for thousands of automotive dealers. We have specialized incentive programs that are designed to encourage dealers to direct more of their business to us. In addition, we believe our longstanding relationship with General Motors Company (“GM”) has resulted in particularly strong relationships between us and thousands of dealers and extensive operating experience relative to other automotive finance companies.

Our mortgage business is a leading originator and servicer of residential mortgage loans in the United States and Canada.

Ally Bank, our direct banking platform, provides our Automotive Finance and Mortgage operations with a stable, low-cost funding source and facilitates prudent asset growth. Our focus is on building a stable deposit base driven by our compelling brand and strong value proposition. Ally Bank raises deposits directly from customers through a direct banking channel over the internet and by telephone. Ally Bank offers a full spectrum of deposit product offerings including certificates of deposit, savings accounts and money market accounts, as well as an online checking product. Ally Bank’s assets and operating results are divided between our North American Automotive Finance operations and Mortgage operations based on its underlying business activities.

Global Automotive Services

Our Global Automotive Services operations offer a wide range of financial services and insurance products to over 18,000 automotive dealerships and their retail customers. We have deep dealer relationships that have been built over our 90-year history and our dealer-focused business model encourages dealers to use our broad range of products through incentive programs like our Dealer Rewards program, which rewards individual dealers based on the depth and breadth of our relationship. Our automotive finance services include providing retail installment sales contracts, loans, and leases, offering term loans to dealers, financing dealer floorplans and other lines of credit to dealers, fleet leasing, and vehicle remarketing services. We also offer vehicle service contracts and commercial insurance primarily covering dealers’ wholesale vehicle inventories in the United States and internationally. We are a leading provider of vehicle service contracts with mechanical breakdown and maintenance coverages.

A significant portion of our Global Automotive Services business is conducted with or through GM- and Chrysler Group LLC (“Chrysler”)-franchised dealers and their customers.

On November 30, 2006, we entered into an agreement with General Motors Corporation (“Old GM”) that, subject to certain conditions and limitations, whenever Old GM offered vehicle financing and leasing incentives to customers, it would do so exclusively through Ally. Most recently, this agreement, which has been assumed by GM, was modified on May 22, 2009. As a result of these modifications: (1) through December 31, 2010, GM could offer retail financing incentive programs through a third-party financing source under certain specified circumstances and, in some cases, subject to the limitation that pricing offered by the third party meets certain restrictions, and after December 31, 2010, GM can offer any incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with Ally provided that the pricing of the third parties meets certain requirements; (2) Ally will have no obligation to provide operating lease financing products; and (3) Ally will have no targets against which it could be assessed penalties. The modified agreement will expire on December 31, 2013. A primary objective of Ally under the agreement continues to be supporting distribution and marketing of GM products.

On August 6, 2010, we entered into an agreement with Chrysler (which replaced a term sheet that was originally effective on April 30, 2009) to make available automotive financing products and services to Chrysler dealers and customers. We are Chrysler’s preferred provider of new wholesale financing for dealer inventory in the United States, Canada, and Mexico, along with other international markets upon the mutual agreement of the parties. We provide dealer financing and services and retail financing to qualified Chrysler dealers and customers as we deem appropriate according to our credit policies and in our sole discretion. Chrysler is obligated to provide us with certain exclusivity privileges including the use of Ally for designated minimum threshold percentages of certain Chrysler retail financing subvention programs. The agreement extends through April 30, 2013, with automatic one-year renewals unless either we or Chrysler provides sufficient notice of nonrenewal. During 2010, Chrysler also selected Ally to be the preferred financing provider for Fiat vehicles in the United States. Under this agreement, our North American Automotive Finance operations will offer retail financing, leasing, wholesale financing, working capital and facility loans, and remarketing services for Fiat vehicles in the United States.

In 2010, we also further diversified our Global Automotive Services customer base by establishing agreements with other manufacturers. In March 2010, we were selected by Spyker Cars N.V., which purchased Saab Automobile from GM, as the preferred source of wholesale and retail financing for qualified Saab dealers and customers in North America and internationally. Additionally, in November 2010, we were selected as the recommended provider of finance and insurance products and services for Saab dealerships in the United States. In April 2010, we were selected by Thor Industries, Inc. (Thor) as the preferred financial provider for its recreational vehicles. Thor is the world’s largest manufacturer of recreation vehicles, including brands such as Damon, Four Winds, Airstream, Dutchmen, Komfort, Breckenridge, CrossRoads, General Coach, and Keystone RV.

Our North American Automotive Finance operations consist of our automotive finance operations in the United States and Canada. Our International Automotive Finance operations are in Europe, Latin America, and Asia. Through our longstanding relationship with GM, we have extensive experience operating in international markets and broad global capabilities. We currently originate loans in 15 countries. During 2010 and 2009, we have significantly streamlined our international presence to focus on strategic operations in five core markets: Germany, the United Kingdom, Brazil, Mexico, and China through our joint venture, GMAC-SAIC Automotive Finance Company Limited (GMAC-SAIC). In China, GMAC-SAIC is a leading automotive finance company with broad geographic coverage and a full suite of products. We own 40% of GMAC-SAIC. The other joint venture partners include Shanghai Automotive Group Finance Company LTD and Shanghai General Motors Corporation Limited.

Our Insurance operations offer both consumer and commercial insurance products sold primarily through the automotive dealer channel. As part of our focus on offering dealers a broad range of products, we provide vehicle extended service contracts and mechanical breakdown coverages and underwrite selected commercial insurance coverages in the United States and internationally, primarily covering dealers’ wholesale vehicle inventory, as well as personal automobile insurance in certain countries outside the United States.

Mortgage

Our Mortgage operations are now reported as two distinct segments: (1) Origination and Servicing operations and (2) Legacy Portfolio and Other operations. These operations are conducted through the mortgage operations of Ally Bank in the United States, ResMor Trust in Canada, and subsidiaries of ResCap in the United States.

Our Origination and Servicing operations is one of the leading originators of conforming and government-insured residential mortgage loans in the United States. We also originate and purchase high-quality government-insured residential mortgage loans in Canada. We are one of the largest residential mortgage loan servicers in the United States and we provide collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending. We finance our mortgage loan originations primarily in Ally Bank in the United States and in ResMor Trust in Canada. We sell the conforming mortgages we originate or purchase in sales that take the form of securitizations guaranteed by the Federal National Mortgage Association (Fannie Mae) or the Federal Home Loan Mortgage Corporation (Freddie Mac), and sell government-insured mortgage loans we originate or purchase in securitizations guaranteed by the Government National Mortgage Association (Ginnie Mae) in the United States and sell the insured mortgages we originate in Canada as National Housing Act Mortgage-Backed Securities (NHA-MBS) issued under the Canada Mortgage and Housing Corporation’s NHA-MBS program or through whole-loan sales.

Our Legacy Portfolio and Other operations primarily consists of loans originated prior to January 1, 2009, and includes noncore business activities including discontinued operations, portfolios in runoff, and cash held in ResCap. These activities, all of which we have discontinued, include, among other things: lending to real estate developers and homebuilders in the United States and the United Kingdom; purchasing, selling and securitizing nonconforming residential mortgage loans (with the exception of U.S. prime jumbo mortgage loans) in both the United States and internationally; certain conforming origination channels closed in 2008 and our mortgage reinsurance business. During 2009 and 2010, we performed a strategic review of our mortgage business. As a result of the review, we exited the European mortgage market through the sale of our United Kingdom and continental European operations. The sale of these operations was completed on October 1, 2010. We have substantially reduced the risk in our Mortgage operations since the onset of the housing crisis through a significant reduction in total assets, primarily through the runoff and divestiture of noncore businesses and assets.

Corporate and Other

Our Commercial Finance Group is included within our Corporate and Other segment. Our Commercial Finance Group provides senior secured commercial lending products to small and medium sized businesses primarily in the United States. Corporate and Other also includes certain equity investments, the amortization of the discount associated with new debt issuances and bond exchanges, most notably from the December 2008 bond exchange, as well as the residual impacts of our corporate funds-transfer-pricing (FTP) and treasury asset liability management (ALM) activities.

Ally Bank

Ally Bank, our direct banking platform, provides our Automotive Finance and Mortgage operations with a stable, low-cost funding source and facilitates prudent asset growth. Ally Bank raises deposits directly from customers over the internet and by telephone, referred to as direct banking. Ally Bank has quickly become a leader in online banking with our recognizable brand, accessible 24/7 customer service, and a full spectrum of competitively priced products. We have attempted to distinguish Ally Bank with our “Talk Straight, Do Right,

Be Obviously Better” branding and products that are “Easy to Use” with “No Fine Print, Hidden Fees, Rules, or Penalties”. Our products and customer experience have earned top honors from Money Magazine, Kiplinger’s Personal Finance Magazine, and Change Sciences Group.

Series A Preferred

On November 22, 2006, Ally issued 1,477,250 preferred membership interests to Old GM. On November 28, 2006, Ally issued 77,750 preferred membership interests to GM HoldCo, which, at the time, was a wholly owned subsidiary of Old GM. The aggregate purchase price was approximately $1.4 billion. On November 30, 2006, Old GM transferred the preferred membership interests it held to GM HoldCo. The sale of the preferred membership interests to GM HoldCo occurred concurrently with the sale by Old GM (previously the owner of 100% of Ally’s equity interests) of 51% of Ally’s common equity interests to a third party. On November 1, 2007, 533,236 preferred membership interests held by GM HoldCo were converted to common equity interests of Ally. As of June 30, 2009, Ally converted from an LLC to a Delaware corporation, thereby ceasing to be a pass-through entity for income tax purposes. On June 30, 2009, in connection with Ally’s conversion from a limited liability company to a corporation, each of the remaining 1,021,764 preferred membership interests held by GM HoldCo was converted into a share of Series A Preferred. On July 10, 2009, an acquisition company acquired substantially all of the assets, including GM HoldCo, and assumed certain liabilities of Old GM. The ultimate parent of GM HoldCo is now GM.

Prior to settlement of this offering of the Series A Preferred, Ally will file an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which certain terms of the Certificate of Designation for the Series A Preferred will be modified as described in “Description of the Series A Preferred” beginning on page S-14 of this prospectus supplement.

Each share of Series A Preferred has a liquidation amount of $25 (the “Liquidation Amount”). Dividends on the Series A Preferred are non-cumulative and payable in cash. Beginning March     , 2011 to but excluding May 15, 2016, dividends on the Series A Preferred will accrue at a rate of         % per annum on the Liquidation Amount. Beginning on May 15, 2016, dividends on the Series A Preferred will accrue at an amount per annum equal to Three-Month LIBOR plus         %.

This prospectus supplement relates to the offer and sale by the Selling Securityholders of up to 40,870,560 shares (reflecting the change from a $1,000 liquidation amount per share to a $25 liquidation amount per share) of Series A Preferred. Except for payment of $         per share of Series A Preferred with respect to sales made by the underwriters to retail investors, for which Ally will be responsible, the Selling Securityholder is responsible for all underwriting discounts, selling commissions and transfer taxes. Ally will not receive any proceeds from the sale of securities by the Selling Securityholder. See “Underwriting.”

RISK FACTORS

An investment in our securities is subject to certain risks. In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following discussions of risk before deciding whether an investment in the Series A Preferred is suitable for you. The risks described below are intended to highlight risks that are specific to the Series A Preferred, but are not the only risks we face. Additional risks, including those generally affecting the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies that have recently undertaken similar transactions, may also impair our business, the value of your investment and our ability to pay dividends on the Series A Preferred. For a more complete description of the risks that may affect our business, see our Annual Report on Form 10-K for the year ended December 31, 2010. In addition to the risks described below, we face other risks that are described from time to time in periodic reports that we file with the SEC. If any of the following risks actually occur, the value of the Series A Preferred could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating to the Series A Preferred

The Series A Preferred are equity securities and are subordinate to all of our existing and future indebtedness, and the Series A Preferred place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Series A Preferred are equity interests in Ally and do not constitute indebtedness. As such, the Series A Preferred, like Ally’s common stock and other series of preferred stock, rank junior to all indebtedness and other non-equity claims on Ally with respect to assets available to satisfy claims on Ally, including in a liquidation. Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the Series A Preferred, holders will be entitled to receive dividends when, as and if declared by the Board of Directors. The Board of Directors may choose not to declare dividends for any reason, including, among other things, based upon our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant. Additionally, (i) as a Delaware corporation, under Delaware law we are subject to restrictions on payments of dividends that would render us insolvent and (ii) as a bank holding company, Ally may become subject to a prohibition or limitation on its ability to pay dividends. See “Description of the Series A Preferred — Dividends.”

In addition, the Series A Preferred do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred or to which the Series A Preferred will be structurally subordinated.

The Series A Preferred are rated below investment grade.

The Series A Preferred are not investment-grade rated and may be subject to greater price volatility than higher-rated securities.

Dividends on the Series A Preferred are not cumulative.

Dividends on the Series A Preferred are not cumulative, and as a result, any dividends which are not paid in the period when they originally accrue in accordance with the terms of the Series A Preferred will not be payable in later dividend periods. This may result in holders of the Series A Preferred not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive. See “Description of the Series A Preferred — Dividends.”

Ally’s Board of Directors may choose not to declare a dividend on the Series A Preferred for any reason.

Holders of Series A Preferred will be entitled to receive dividends when, as and if declared by the Board of Directors. The Board of Directors may choose not to declare a dividend on the Series A Preferred for any reason. In addition, (i) as a Delaware Corporation, Ally may be prohibited from declaring or paying dividends on the

Series A Preferred in certain circumstances under Delaware law and (ii) as a bank holding company, Ally may become subject to a prohibition or limitation on its ability to pay dividends.

In the event that the Board of Directors does not declare a dividend on the Series A Preferred, holders of the Series A Preferred will not be entitled to receive any payments in respect of such foregone amounts at any time in the future. This may result in holders of the Series A Preferred not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive. See “Description of the Series A Preferred — Dividends.”

The prices of the Series A Preferred may fluctuate significantly, and this may make it difficult for holders of the Series A Preferred to resell the Series A Preferred when they want or at prices they find attractive.

There currently is no market for the Series A Preferred and we cannot predict how the Series A Preferred will trade in the future. The market value of the Series A Preferred is likely to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our common stockholders, including sales of such common stock by existing holders;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments;

•	developments related to the U.S. automotive industry;

•	developments related to the U.S. housing market; and

•	developments related to the financial services industry.

The market value of the Series A Preferred may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of equity securities generally and, in turn, the Series A Preferred, and (ii) sales of substantial amounts of the Series A Preferred in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of the Series A Preferred.

An active trading market for the Series A Preferred may not develop.

The Series A Preferred are not currently listed on any securities exchange. The Series A Preferred have been approved for listing on the NYSE. However, there can be no assurance that an active trading market for the Series A Preferred will develop, or, if developed, that an active trading market will be maintained. If an active trading market is not developed or sustained, the market value and liquidity of the Series A Preferred may be adversely affected.

There may be future issuances and sales of additional common stock or preferred stock, including additional shares of Series A Preferred, which may dilute our equity and adversely affect the market price of the Series A Preferred.

We are not restricted from issuing additional common stock or preferred stock ranking junior to, or of equal priority with, the Series A Preferred with respect to dividend rights and rights upon any liquidation of Ally, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. Ally is permitted, without the vote of any of its stockholders, and without the vote of the holders of the Series A Preferred, to issue up to an additional 120,000,000 shares of the Series A Preferred, with an aggregate liquidation preference of up to $3 billion. Ally may also issue preferred stock which by its terms ranks expressly senior to the Series A Preferred, provided that we obtain the prior approval of the holders of a majority of the shares of the Series A Preferred.

The holders of a substantial percentage of Ally’s currently outstanding common stock are party to various agreements committing them to sell all or a portion of their shares. As of February 25, 2011, the United States Department of the Treasury (“Treasury”) held 981,971 shares of Ally’s common stock. In addition, as of February 25, 2011, Treasury holds 118,750,000 shares of Series F-2 Preferred Stock (which are convertible into shares of common stock in accordance with Ally’s certificate of incorporation). Treasury has agreed to attempt to begin selling its common stock holdings no later than the seventh anniversary of the initial public offering of Ally’s common stock, with a target of liquidating 10% to 20% of its holdings in each year thereafter. As of February 25, 2011, an additional 78,828 shares of common stock were held by the GM Trust, a trust established for the purpose of selling such shares to third parties prior to December 24, 2011. In addition, holders of common stock have the right to cause Ally to undertake an initial public offering in accordance with Ally’s bylaws.

These rights and arrangements may result in a large number of shares of Ally’s common and preferred stock being offered for sale in the future, which may lead to dilution of our equity or may decrease the market price of Ally’s equity securities due to the market being unable to absorb all shares offered for sale. Any issuance by Ally of preferred stock which ranks senior to the Series A Preferred may make it more difficult for Ally to make payment of scheduled dividends on the Series A Preferred. This may decrease the market price of the Series A Preferred and limit the ability of holders of the Series A Preferred to sell their shares or the price at which such shares may be sold.

The Series A Preferred may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least a majority of the shares of Series A Preferred then outstanding, we may issue preferred stock in the future the terms of which are expressly senior to the Series A Preferred. The terms of any such future preferred stock expressly senior to the Series A Preferred may restrict the payment of dividends on the Series A Preferred. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred have been paid for the relevant periods, no dividends will be paid to the Series A Preferred, and no shares of Series A Preferred may be repurchased, redeemed or otherwise acquired by us. This could result in dividends on the Series A Preferred not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the Series A Preferred have limited voting rights.

The Series A Preferred will have no voting rights except with respect to the right to elect a minimum of two directors upon certain failures by Ally to pay dividends for several dividend periods, certain fundamental changes in the terms of the Series A Preferred and certain other matters, and except as may be required by Delaware law. The limited voting rights of holders of the Series A Preferred may negatively affect the value of the Series A Preferred.

The distributions we pay on the Series A Preferred may not qualify as dividends for U.S. federal income tax purposes, which could adversely affect the U.S. federal income tax consequences to you of owning the Series A Preferred.

For U.S. federal income tax purposes, a distribution that we pay on a share of Series A Preferred will be treated as a dividend only to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes (which we refer to as “Tax E&P”). To the extent that the distribution exceeds our current and accumulated Tax E&P, it will be treated first as a nontaxable return of a holder’s tax basis in the share of Series A Preferred, until that tax basis is reduced to zero, and thereafter will be treated as gain from a disposition of the share.

We reported a deficit in our Tax E&P for 2009, the first year in which we were in existence as a corporation following our conversion from a Delaware limited liability company effective June 30, 2009, and we expect that, in large part because of non-recurring items, we will report a deficit in our Tax E&P for 2010. Our ability to generate Tax E&P in 2011 and future years will depend on the performance of our business in those years. As a result, a distribution we pay on a share of Series A Preferred may not be paid out of current or accumulated Tax E&P, and therefore, in whole or in part, may not be treated as a dividend for U.S. federal income tax purposes. If you are a domestic corporation, you will not be entitled to claim a “dividends-received” deduction, which generally applies to dividends received from other domestic corporations, with respect to any portion of a distribution on shares of Series A Preferred that is not treated as a dividend for U.S. federal income tax purposes. In addition, if all or any portion of a distribution that you receive on a share of Series A Preferred is not treated as a dividend for U.S. federal income tax purposes, you will be required (i) to reduce your tax basis in that share, but not below zero, to the extent that the distribution is not treated as a dividend for U.S. federal income tax purposes, and, on a subsequent taxable disposition of your share, you will recognize a greater amount of gain (or a lower amount of loss) than you otherwise would if the distribution had been treated entirely as a dividend for U.S. federal income tax purposes or (ii) once your tax basis is reduced to zero, recognize gain immediately, which gain, in either case, may be subject to tax at a higher rate than applies to dividends. In the case of a domestic corporation, any such gain will effectively be taxed at the full ordinary tax rate (instead of the lower effective rate applicable to dividend income).

In addition, we may not be able to determine whether we had current or accumulated Tax E&P with respect to distributions paid on shares of Series A Preferred in a particular year until after the date on which reporting agents are required to send out IRS Forms 1099-DIV with respect to those distributions. In such a circumstance, we expect that, under applicable Treasury regulations, reporting agents will initially report those distributions as dividends for U.S. federal income tax purposes on IRS Forms 1099-DIV. If we later determine that the distributions did not, in fact, constitute dividends for U.S. federal income tax purposes, you may receive a corrected IRS Form 1099-DIV and you may therefore need to file an amended federal, state or local income tax return.

See “U.S. Federal Tax Considerations” for a more detailed description of the material U.S. federal income tax consequences of the ownership and disposition of shares of Series A Preferred.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES

INCLUDING PREFERRED STOCK DIVIDENDS

The following table shows (1) the consolidated ratio of earnings to fixed charges and (2) the consolidated ratio of earnings to fixed charges including preferred stock dividends of Ally for each of the five most recent fiscal years.

	Year ended December 31,
	2010 (a)	2009 (a)	2008 (a)	2007 (a)	2006 (a)
Ratio of earnings to fixed charges (b)	1.16	0.03	1.53	0.90	1.14
Ratio of earnings to fixed charges and preferred dividend requirements (c)	0.89	0.03	1.53	0.89	1.13

(a)	During 2009, we committed to sell certain operations of our International Automotive Finance operations, Insurance operations, Mortgage operations, and Commercial Finance Group. We report these businesses separately as discontinued operations in the Consolidated Financial Statements. Refer to Note 2 to the consolidated financial statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.
(b)	The ratio calculation indicates a less than one-to-one coverage for the years ended December 31, 2009 and 2007. Earnings available for fixed charges for the years ended December 31, 2009 and 2007, were inadequate to cover total fixed charges. The deficient amount for the ratio were $6,968 million for 2009 and $1,350 million for 2007.
(c)	The ratio calculation indicates a less than one-to-one coverage for the years ended December 31, 2010, 2009 and 2007. Earnings available for fixed charges for the years ended December 31, 2010, 2009 and 2007, were inadequate to cover total fixed charges. The deficient amount for the ratio was $1,015 million for 2010, $8,192 million for 2009 and $1,542 million for 2007.

SELLING SECURITYHOLDER

The Selling Securityholder is GM HoldCo, which acquired all of the Series A Preferred in November 30, 2006 in a private placement exempt from the registration requirements of the Securities Act.

The securities to be offered under this prospectus supplement for the account of the Selling Securityholder may include up to 40,870,560 shares of Series A Preferred, representing 100% of the Series A Preferred outstanding on the date of this prospectus supplement.

Ally has a significant history with Old GM and GM, the ultimate parent of GM HoldCo. Ally was originally founded in 1919 as a wholly owned subsidiary of Old GM. In 2006, Old GM sold a 51% interest in Ally to third parties. Old GM continued to indirectly hold 49% of Ally’s common equity securities, as well as the Series A Preferred, until 2009. In January 2009, Old GM indirectly purchased 190,921 common membership interests in Ally, for an aggregate purchase price of approximately $884 million, increasing its ownership of Ally’s common equity securities to approximately 59.86%. In connection with Old GM’s commitments to the Board of Governors of the Federal Reserve System (the “FRB”) to reduce its ownership of Ally in connection with Ally receiving approval to become a bank holding company, Old GM transferred approximately 14.6% of Ally’s common equity securities to the GM Trust in May 2009. Also in May 2009, Old GM transferred approximately 35.4% of Ally’s common equity securities to Treasury, in connection with certain transactions between Old GM and Treasury. As a result of these transfers and the sale of Old GM’s assets to GM, and following Ally’s issuance of additional common equity securities to Treasury in December 2009, GM indirectly held approximately 6.7% of Ally’s outstanding common equity securities through GM Finance Co. Holdings LLC, and all outstanding shares of the Series A Preferred through GM HoldCo. As a result of the conversion in December 2010 of 110,000,000 shares of Ally Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 held by Treasury into common stock, GM’s equity interest was subsequently diluted. As of the date of this prospectus supplement GM indirectly holds approximately 4.0% of Ally’s outstanding common equity securities through GM Finance Co. Holdings LLC, and all outstanding shares of Series A Preferred through GM HoldCo. Additionally, GM Trust holds 5.9% of Ally’s outstanding common equity securities. Ally also maintains a significant commercial relationship with GM.

GM is entitled to certain informational and other rights with respect to Ally, pursuant to the Certificate of Incorporation, the Bylaws and the Governance Agreement (as defined below). A brief summary of these rights is included herein. Such summary is not complete, and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the Governance Agreement, which are included as Exhibits 3.1, 3.2 and 10.2 to the registration statement of which this prospectus supplement forms a part.

Ally is obligated to provide GM with quarterly, annual, and other information reasonably required by GM so as to enable GM and each of its affiliates to comply with all law and U.S. generally accepted accounting principles (“GAAP”) requirements applicable to it. If GM or any of its affiliates is required by law or by GAAP to consolidate the financial results of Ally into GM’s or such affiliates’ financial statements, or to file or furnish Ally’s financial statements with or to the SEC, and Ally has failed for any reason to receive an unqualified audit opinion from a “big four” accounting firm, GM has certain access and audit rights with respect to Ally.

The GM Trust is also entitled to certain access and informational rights with respect to Ally while it owns at least 2.5% of Ally’s then-outstanding common stock, including copies of materials given to members of the Board of Directors, access to Ally’s management, and notice of material events involving Ally.

All holders of Ally’s common stock, including GM and the GM Trust, are parties to the Amended and Restated Governance Agreement, dated as of May 21, 2009 (the “Governance Agreement”), which sets forth certain agreements among Ally’s stockholders regarding the size and composition of the Board of Directors. For so long as GM and any of its affiliates directly or indirectly hold at least 2.5% of Ally’s outstanding common stock (provided that shares of common stock held by the GM Trust will not count towards this percentage), GM and its affiliates are entitled to appoint one non-voting observer to the Board of Directors. GM currently indirectly owns 4.0% of Ally’s common stock, and has appointed an observer to the Board of Directors in accordance with the Governance Agreement. The Governance Agreement is filed as Exhibit 10.2 to the Registration Statement of which this prospectus supplement forms a part, and is incorporated by reference herein.

USE OF PROCEEDS

Ally will not receive any proceeds from the sale of the Series A Preferred. All proceeds of any sale will go to the Selling Securityholder.

DESCRIPTION OF THE SERIES A PREFERRED

This section summarizes specific terms and provisions of the Series A Preferred. Prior to settlement of this offering of Series A Preferred, Ally will file an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which certain terms of the Certificate of Designation for the Series A Preferred will be amended as described herein. The amended Certificate of Designation will be filed by Ally on a Current Report on Form 8-K and incorporated by reference herein.

General

The Series A Preferred constitute a single series of our preferred stock. Following the amendment, a total of 40,870,560 shares of the Series A Preferred will be outstanding. The Certificate of Incorporation will authorize the issuance of up to a total of 160,870,560 shares of the Series A Preferred. The Series A Preferred have no maturity date.

On November 22, 2006, Ally issued 1,477,250 preferred membership interests to Old GM. On November 28, 2006, Ally issued 77,750 preferred membership interests to GM HoldCo. The aggregate purchase price was approximately $1.4 billion. On November 30, 2006, Old GM transferred the preferred membership interests it held to GM HoldCo. The sale of the preferred membership interests to GM HoldCo occurred concurrently with the sale by Old GM (previously the owner of 100% of Ally’s equity interests) of 51% of Ally’s common equity interests to a third party. On November 1, 2007, 533,236 of the preferred membership interests held by GM HoldCo were converted to common equity interests of Ally. On June 30, 2009, in connection with Ally’s conversion from a limited liability company to a corporation, each preferred membership interest was exchanged for a share of Ally’s Fixed Rate Perpetual Preferred Stock, Series A.

The Series A Preferred have a Liquidation Amount of $25 per share, and accrue interest as described herein. See “— Dividends.”

The holders of the Series A Preferred are not entitled to preemptive rights, or to any similar rights.

The Board of Directors will be authorized, pursuant to the Certificate of Incorporation and the Bylaws, to issue up to 120,000,000 additional shares of Series A Preferred, with an aggregate liquidation preference of $3 billion, without any vote of Ally’s stockholders or the holders of the Series A Preferred.

This prospectus supplement summarizes and describes only selected important provisions of the Certificate of Incorporation and the Bylaws, as they will be amended.

Dividends

Rate. The Delaware General Corporation Law requires that any dividends paid on a corporation’s capital stock (including the Series A Preferred) be declared by the corporation’s Board of Directors. Holders of Series A Preferred will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends under Delaware Law, on each share of Series A Preferred with respect to each Dividend Period, non-cumulative cash dividends at the Fixed Rate from March     , 2011 to but excluding May 15, 2016, quarterly in arrears, on the 15th day of February, May, August and November of each year (each, a “Dividend Payment Date”), commencing on May 15, 2011, and thereafter at the Floating Rate, quarterly in arrears on each Dividend Payment Date, commencing on August 15, 2016, in each case without accumulation of any undeclared dividends.

A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the earlier of a Redemption Date and the next Dividend Payment Date, except that the initial Dividend Period will commence on and include March     , 2011 and will end on and exclude the May 15, 2011 Dividend Payment Date.

Dividends payable on the Series A Preferred relating to the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Dividend Payment Date with respect to the Fixed Rate Period is not a Business Day, then the dividends payable with respect to such Dividend Period will be payable on the next succeeding Business Day.

Dividends payable on the Series A Preferred relating to the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the relevant Dividend Period. If any Dividend Payment Date with respect to a Floating Rate Period is not a Business Day, then the dividends payable with respect to such Dividend Period will be payable on the next succeeding Business Day.

The “Fixed Rate Period” means the Dividend Periods to but excluding May 15, 2016, for which dividends on the Series A Preferred will be payable at the Fixed Rate. The “Fixed Rate” means an amount per annum equal to     % on the Liquidation Amount of such share of Series A Preferred. During the Fixed Rate Period, dividends on the Series A Preferred will accrue with respect to each Dividend Period at the Fixed Rate.

The “Floating Rate Period” means the Dividend Periods commencing after the expiration of the Fixed Rate Period, for which dividends on the Series A Preferred will be payable at the Floating Rate. The “Floating Rate” means an amount per annum equal to Three-Month LIBOR plus     %. The Floating Rate will be reset for each Dividend Period in the Floating Rate Period. During the Floating Rate Period, dividends on the Series A Preferred will accrue with respect to each Dividend Period at the Floating Rate as determined on the Dividend Determination Date for such Dividend Period.

“Three-Month LIBOR” means with respect to any Dividend Period during the Floating Rate Period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period, as applicable, commencing on the first day of that Dividend Period that appears on the Reuters Screen LIBOR as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period, as the case may be. If such rate does not appear on Reuters Screen LIBOR, Three-Month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period, as applicable, and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with Ally), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period, as applicable, for loans in United States dollars to leading European banks for a three-month period, as applicable, commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period, as applicable, will be the same as Three-Month LIBOR as determined for the previous interest period or, in the case of the Dividend Period beginning on May 15, 2016,     %. The establishment of Three-Month LIBOR for each Dividend Period during the Floating Rate Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Business Day” means any calendar day other than a Saturday, a Sunday, or any other day on which commercial banks in Detroit, Michigan or New York, New York are authorized or required to close.

“Calculation Agent” means the Bank of New York Mellon or any other successor appointed by Ally, acting as calculation agent.

“Dividend Determination Date” means, for any Dividend Period in the Floating Rate Period, the second London Banking Day immediately preceding the first day of such Dividend Period.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Reuters Screen LIBOR” means the display designed on the Reuters Screen LIBOR (or such other page as may replace Reuters Screen LIBOR on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for United States dollar deposits).

Dividends on the Series A Preferred are non-cumulative. Consequently, if the Board of Directors or a duly authorized committee thereof does not declare a dividend for any Dividend Period, holders of the Series A Preferred will not be entitled to receive a dividend for such Dividend Period, and such undeclared dividend will not accumulate or be payable, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series A Preferred.

Dividends that are payable on the Series A Preferred on any Dividend Payment Date will be payable to holders of record of Series A Preferred as they appear on Ally’s stock register at the close of business on the corresponding Dividend Record Date. As used herein, “Dividend Record Date” means, with respect to the Dividend Payment Dates of February 15, May 15, August 15 and November 15 of each year, respectively, the preceding February 1, May 1, August 1 and November 1, or such other date, not more than seventy calendar days prior to the Dividend Payment Date, as shall be fixed by the Board of Directors or any duly authorized committee thereof with respect to such dividends. Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Priority of Dividends.

Irrespective of whether the Board of Directors or a duly authorized committee thereof declares a dividend for any Dividend Period, in the event that dividends payable on shares of Series A Preferred with respect to such Dividend Period (the “Dividend Amount”) have not been paid in full on any Dividend Payment Date, then Ally shall not redeem, purchase or otherwise acquire, directly or indirectly, any Junior Stock (as defined below) or Parity Stock (as defined below), nor shall Ally pay any dividends or make any distributions to any Junior Stock until such time as Ally has paid the full Dividend Amount with respect to a subsequent Dividend Period. The foregoing limitation shall not apply to:

i.	a dividend payable on any Junior Stock in shares of Junior Stock, or to the acquisition of shares of any Junior Stock in exchange for, or through application of the proceeds of the sale of, shares of any Junior Stock;

ii.	purchases of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock or any securities exchangeable for or convertible into such shares of Junior Stock;

iii.	redemptions, purchases or other acquisitions of shares of Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees;

iv.	any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

v.	the acquisition by Ally or any of its Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than Ally or any of its Subsidiaries), including as trustees or custodians;

vi.	the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock; and

vii.	for the avoidance of doubt, unpaid tax distributions on junior membership interests of GMAC LLC pursuant to Section 5.1(e) of the LLC Agreement and consistent with Section 4(b) of the Plan of Conversion.

In the event the Dividend Amount has not been paid in full on any Dividend Payment Date, no dividends may be declared or paid on any Parity Stock unless (i) such dividends are payable solely in shares of Junior Stock or (ii) dividends are declared on the Series A Preferred such that the respective amounts of such dividends declared on the Series A Preferred and each such other class or series of Parity Stock shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Series A Preferred and such class or series of Parity Stock (subject to their having been declared by the Board of Directors or any duly authorized committee thereof out of legally available funds) bear to each other.

The terms of certain series of Ally’s other outstanding preferred stock require that dividends on all series of Parity Stock, including the Series A Preferred, be made on a pro rata basis, based on the outstanding Liquidation Amount of each series of preferred stock.

“Junior Stock” means (i) Ally’s common stock, (ii) Ally’s Class C Preferred Stock, and (iii) each class or series of Ally’s stock established on or after June 30, 2009, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred and the Parity Stock as to dividend rights or rights upon liquidation, winding-up or dissolution. As of the date of this prospectus supplement, Ally has no outstanding or authorized series of Junior Stock other than its common stock and Class C Preferred Stock.

“Parity Stock” means (i) each class or series of Preferred Stock established by Ally after June 30, 2009, the terms of which expressly provide that such class or series will rank on a parity with the Class E Preferred Stock, the Class F-2 Preferred Stock, the Class G Preferred Stock and the Series A Preferred as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Ally (in each case without regard to whether dividends accrue cumulatively or non-cumulatively); (ii) the Class E Preferred Stock (iii) the Class F-2 Preferred Stock; and (iv) the Class G Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of Ally, whether voluntary or involuntary, holders of the Series A Preferred shall be entitled to receive for each share of Series A Preferred held by them, out of the assets of Ally or proceeds thereof (whether capital or surplus) available for distribution to stockholders of Ally, subject to the rights of any creditors of Ally, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock or any other stock of Ally ranking junior to the Series A Preferred as to such distribution (other than unpaid tax distributions on junior membership interests of GMAC LLC as provided in Section 5.1(e) of the LLC Agreement and consistent with Section 4(b) of the Plan of Conversion), payment in full in an amount equal to the sum of (i) the Liquidation Amount per share of Series A Preferred and (ii) an amount equal to all dividends, if any, that have been declared but not paid prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date) (such amounts collectively, the “Liquidation Preference”). Holders of Series A Preferred will not be entitled to any other amounts from Ally after they have received their full Liquidation Preference.

To the extent the assets or proceeds available for distributions on Ally’s stock are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred and the holders of any Parity Stock ranking equally with Series A Preferred as to such distribution, the holders of the Series A Preferred and of such Parity Stock will share ratably in the distribution in proportion to the full respective distribution to which they are entitled.

For purposes of the liquidation rights of the Series A Preferred, neither a merger nor a consolidation of Ally with another entity, including a merger or consolidation in which the holders of the Series A Preferred receive cash, securities or other property for their shares, nor a sale, lease or exchange (for cash, securities, or other property) of substantially all of Ally’s assets, will constitute a liquidation, dissolution or winding up of the affairs of Ally.

Redemptions and Repurchases

Ally’s other series of outstanding preferred stock, outstanding debt, and certain agreements between Ally and Treasury, strictly limit Ally’s ability to repurchase or redeem the Series A Preferred in certain circumstances. The terms of such other stock and agreements will, under a variety of circumstances, prohibit Ally from repurchasing or redeeming any shares of the Series A Preferred, or will require that Ally redeem such other series of preferred stock on a pro rata basis with any shares of the Series A Preferred that it redeems.

Ally may not redeem the Series A Preferred before May 15, 2016 (the “Redemption Eligibility Date”) and may not redeem the Series A Preferred after the Redemption Eligibility Date except as set forth in the Certificate of Designation.

On any Dividend Payment Date on or after the Redemption Eligibility Date, subject to the prior approval of Ally’s banking supervisors and any other required regulatory approval as well as compliance with the Replacement Capital Covenant Agreement (as defined below) and compliance with any other restrictions contained in the terms of any other series of stock, Ally may, at its option, redeem all or any portion of the outstanding shares of Series A Preferred.

In order to redeem any Series A Preferred, Ally must deliver irrevocable written notice to the holders of the Series A Preferred not less than thirty or more than ninety calendar days prior to the redemption date fixed by Ally and specified in such redemption notice (each a “Redemption Date”). A Redemption Date must fall on a date that is also a Dividend Payment Date.

If the redemption of any shares of Series A Preferred is to be consummated in connection with a Company Sale (as defined below), then Ally may elect, by giving notice thereof in the redemption notice, for such redemption to be contingent on and simultaneous with the consummation of such Company Sale.

Ally will redeem the shares of Series A Preferred specified in the applicable redemption notice on the Redemption Date on a pro rata basis among all holders of Series A Preferred whose shares have been called for redemption.

“Company Sale” means a transaction with a third person that is not an affiliate of Ally or group of third persons that, acting in concert, do not collectively constitute affiliates of Ally, pursuant to which such person or persons acquire, in any transaction or series of related transactions, (i) all of the outstanding Equity Securities (as defined below) of Ally, (ii) all or substantially all of the assets of Ally and its Subsidiaries, or (iii) Equity Securities of Ally authorized and issued following June 30, 2009 and possessing the power to elect or appoint a majority of the Board of Directors (or any similar governing body of any surviving or resulting person).

“Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability company interests or other share capital, (ii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features (in each case that rank senior to the Series A Preferred with respect to dividends or upon a sale or liquidation of Ally), (iii) any share appreciation rights, phantom share rights or other similar rights, or (iv) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iii) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization. For the avoidance of doubt, the term “Equity Securities” shall not include any debt securities that are convertible into or exchangeable for, or any forward contracts that require the counterparty to acquire, Equity Securities that do not rank senior to the Series A Preferred with respect to dividends or upon a sale or liquidation of Ally.

In addition, the terms of Ally’s outstanding indebtedness impose strict limits on the redemption of the Series A Preferred. On November 30, 2006, Ally entered into a replacement capital covenant agreement (the “Replacement Capital Covenant Agreement”) for the benefit of certain of its debtholders. Pursuant to the Replacement Capital Covenant Agreement, Ally may not redeem any shares of the Series A Preferred unless the total redemption price for the shares to be redeemed in any redemption is equal to or less than the sum of (i) the Designated Percentage (as defined below) of the aggregate net cash proceeds received by Ally and its subsidiaries during the 180-calendar day period prior to the applicable redemption date from the issuance and sale of certain common equity securities or Replacement Capital Securities (as defined below) and (ii) the Designated Percentage of the aggregate amount of any outstanding long term indebtedness of Ally or any of its subsidiaries that is converted, swapped or otherwise exchanged by Ally or a subsidiary for Replacement Capital Securities during the 180-calendar day period prior to the applicable redemption date.

The “Designated Percentage” means, (i) with respect to transactions resulting in the issuance of common equity securities, 133.33%, and (ii) with respect to transactions resulting in the issuance of Replacement Capital Securities, 100%. “Replacement Capital Securities” generally include securities that, as reasonably determined in good faith by Ally’s Board of Directors, meet a series of specific criteria that generally include (i) a ranking either pari passu with, or junior to, the Series A Preferred, (ii) a maturity date of at least 40 years after the date of initial issuance, (iii) certain replacement capital covenants, (iv) provisions requiring the mandatory reduction or suspension of dividends under certain circumstances and (v) dividends which accrue on a non-cumulative basis.

The benefit of the Replacement Capital Covenant Agreement will, pursuant to the procedures set forth in the Replacement Capital Covenant Agreement, pass to the holders of additional series of Ally’s debt over time, which may have the effect of perpetually restricting Ally’s ability to redeem the Series A Preferred. The foregoing summary of the Replacement Capital Covenant Agreement is qualified in its entirety by reference to the Replacement Capital Covenant Agreement, which is included as Exhibit 99.2 to the registration statement of which this prospectus supplement forms a part and is incorporated by reference herein.

The redemption price for each share of Series A Preferred will be equal to the sum of (a) the Liquidation Amount and (b) any accrued and unpaid dividends for the period from and including the Dividend Payment Date immediately preceding the Redemption Date to but excluding the Redemption Date.

Following any Redemption Date and the payment of the redemption price, the applicable shares of Series A Preferred will represent only the right to receive the redemption price thereof as of such Redemption Date, and shall not accrue any dividends following such Redemption Date. Holders of Series A Preferred will have no right to require redemption or repurchase of any shares of Series A Preferred.

No Conversion Rights

Holders of the Series A Preferred have no rights to exchange or convert their shares for or into any other capital stock of Ally or any other securities.

Voting Rights

The holders of the Series A Preferred do not have voting rights other than those described below, except to the extent specifically required by Delaware law. Each holder of Series A Preferred will be entitled to one vote for each share of Series A Preferred held by such holder with respect to any matter where the separate vote of the holders is expressly required by the Certificate of Designation for the Series A Preferred or under applicable law.

If and when dividends on any shares of Series A Preferred or any Parity Stock having similar voting rights shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders, voting together as a class with holders of any and all other series of such Parity Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause Ally to violate the corporate governance requirement of the New York Stock

Exchange (or any other exchange on which Ally’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred or of any other series of Parity Stock having similar voting rights (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of Ally’s stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series A Preferred or other such Parity Stock, and delivered to the Secretary of Ally in such manner as provided for in the Certificate of Designations, or as may otherwise be required by law. The voting rights will continue until dividends on the shares of the Series A Preferred and any such series of Parity Stock shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for such payment) for at least four regular Dividend Periods following the Nonpayment. Whether a plurality, majority or other portion of the shares of Series A Preferred Stock and any other Parity Stock have been voted in favor of any matter shall be determined by reference to the Liquidation Amounts of the shares voted.

If and when dividends for at least four regular Dividend Periods following a Nonpayment have been fully paid (or declared and a sum sufficient for such payment shall have been set aside) on the Series A Preferred and any other class or series of Parity Stock, the holders of the Series A Preferred and all other holders of Parity Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least four regular Dividend Periods following a Nonpayment, Ally may take account of any dividend it elects to pay for any Dividend Period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred together with all series of Parity Stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred and all Parity Stock then having the voting rights described above (voting together as a single class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

In addition to any other vote or consent required by Delaware law, the Certificate of Incorporation or the Bylaws, the vote or consent of the holders of at least a two-thirds of the shares of the Series A Preferred (which consent may be granted or withheld in the sole discretion of the holders of the Series A Preferred acting in their own best interests), is required in order for Ally to do the following:

•	authorize or issue any Equity Securities of Ally that rank senior to the Series A Preferred with respect to dividends or upon a sale or liquidation of Ally;

•

amend, alter or repeal, whether by amendment, merger, consolidation, combination, reclassification or otherwise, any provision of the Certificate of Designations, the Certificate of Incorporation or the Bylaws if such action would amend, alter or affect the powers, preferences or rights of, or limitations relating to, the Series A Preferred in any manner materially adverse to the holders of Series A Preferred, including any change to the provisions relating to the payment of dividends; or

•

to the extent that Ally has failed to pay the Dividend Amount with respect to the immediately preceding Dividend Period, redeem, purchase or otherwise acquire, directly or indirectly, any Junior Stock or Parity Stock other than as described under “Description of the Series A Preferred — Priority of Dividends”;

provided, however, that no vote of the holders of the Series A Preferred will be required pursuant to the foregoing if, at the time of such action, either (i) all shares of Series A Preferred are redeemed or repurchased by Ally, or have been duly called for redemption and all funds necessary for such redemption have been deposited by Ally with a bank meeting certain specifications, or (ii) the Liquidation Amount in respect of all shares of Series A Preferred has been reduced to zero.

In addition to any vote or other approval required by the Certificate of Incorporation or Bylaws or applicable law, any amendment, modification or waiver of certain voting rights provisions of the Certificate of Designation for the Series A Preferred, whether by amendment, merger, consolidation, combination, reclassification or otherwise, may be made only with the prior approval of the holders of two-thirds of the then outstanding Series A Preferred.

No Sinking Fund

The Series A Preferred will not have the benefit of any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred will have no right to require redemption or repurchase of any shares of Series A Preferred.

U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences and, solely for non-U.S. holders (as defined below), the material estate tax consequences of the ownership and disposition of the Series A Preferred. This discussion applies only to Series A Preferred that is held as a capital asset for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding the Series A Preferred as part of a “straddle,” integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes (or investors therein);

•	U.S. expatriates;

•	tax-exempt entities; or

•	persons required to pay alternative minimum tax.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns Series A Preferred, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the owner and the activities of the entity and on certain determinations made at the partner or beneficial owner level. If you are a partner in a partnership or a beneficial owner of an interest in another pass-through entity that owns Series A Preferred, you should consult your tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances and does not address any tax consequences arising under the law of any state, local or foreign jurisdiction. You are urged to consult your tax advisor with respect to the particular tax consequences to you of owning and disposing of Series A Preferred, including the consequences under the law of any state, local or foreign jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of a share of Series A Preferred that is, for U.S. federal income tax purposes,:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, if United States federal income taxation is applicable to the income of such estate regardless of the income’s source; or

•

a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions, or if the trust has made a valid election to be treated as a domestic trust.

Distributions

Distributions paid on Series A Preferred will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles (“Tax E&P”). To the extent that the amount of any distribution paid on a share of Series A Preferred exceeds our current and accumulated earnings and profits attributable to that share of Series A Preferred, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in that share of Series A Preferred. This reduction in basis will increase any gain, or reduce any loss, you realize on the subsequent sale, redemption or other disposition of that share. The amount of any such distribution in excess of your adjusted tax basis will be taxed as capital gain.

We reported a deficit in our Tax E&P for 2009, the first year in which we were in existence as a corporation following our conversion from a Delaware limited liability company effective June 30, 2009, and we expect that, in large part because of non-recurring items, we will report a deficit in our Tax E&P for 2010. Our ability to generate Tax E&P in 2011 and future years will depend on the performance of our business in those years. As a result, a distribution we pay on a share of Series A Preferred may not be paid out of current or accumulated Tax E&P, and therefore, in whole or in part, may not be treated as a dividend for U.S. federal income tax purposes.

To the extent that any distribution on Series A Preferred is treated as a dividend:

•

If you are a domestic corporation, you will generally be eligible for the dividends-received deduction, subject to various conditions and limitations. The benefits of the dividends-received deduction to you may be reduced or eliminated by many exceptions and restrictions, including restrictions relating to your taxable income, your holding period for the Series A Preferred, and how you finance your acquisition of our Series A Preferred.

•

If you are an individual or, in certain cases, a non-corporate entity, and you satisfy certain holding period and other requirements, the dividend generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2013.

•

If the dividend exceeds certain thresholds in relation to your tax basis in the Series A Preferred, the dividend could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code).

•

Generally, if you are a corporation and you receive an extraordinary dividend, you will be required to reduce your stock basis by the portion of the dividend that is not taxed because of the dividends-received deduction. If the amount of the reduction exceeds your tax basis in the Series A Preferred, the excess is treated as taxable gain.

•

If you are an individual or, in certain cases, a non-corporate entity and you receive an extraordinary dividend, you would be required to treat any loss on the sale of your shares of the Series A Preferred as long-term capital loss to the extent of any extraordinary dividends received by you that qualify for the maximum 15% tax rate.

You should consult your tax advisor regarding the availability of the dividends-received deduction or the reduced dividend tax rate, the potential applicability of the extraordinary dividend rules and the consequences of receiving any distributions that, in whole or in part, are not taxable as dividends in light of your particular circumstances.

Sale, Exchange or Other Disposition

A sale, exchange or other disposition, other than pursuant to a redemption, of our Series A Preferred will generally result in gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in Series A Preferred. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the your holding period for the Series A Preferred exceeds one year. Net long-term capital gain recognized in tax years beginning prior to January 1, 2013 by non-corporate U.S. holders (including individuals) is subject to a reduced maximum tax rate of 15%. The deductibility of capital losses is subject to limitations.

Redemption

If we redeem the Series A Preferred, you will generally recognize gain or loss equal to the difference between the amount realized on the redemption and your adjusted tax basis in the Series A Preferred if the redemption either (i) results in a “complete termination” of your interest in all classes of our stock under the Code or (ii) is “not essentially equivalent to a dividend” with respect to you, based on your particular facts. In applying these tests, you must take into account not only your ownership of the Series A Preferred, but also your ownership of any other classes of our stock and options to acquire our stock, as well as stock or options that you “constructively” own under rules prescribed in the Code. If you own, none of our voting stock (actually or constructively) or only an insubstantial amount of our voting stock, it is likely that the redemption of Series A Preferred from you would be considered “not essentially equivalent to a dividend.” You should consult your tax advisor regarding the application of these tests.

If you do not meet either of the tests described above with respect to our redemption of our Series A Preferred, then the amount that you receive on the redemption will be treated as a distribution on our stock, with the consequences described above under “Distributions.” If our redemption of Series A Preferred is treated as a distribution to you, your adjusted basis in the redeemed shares of Series A Preferred will be transferred to other shares of our stock that you hold. If you do not own any other shares of our stock, that basis may be transferred, under certain circumstances, to shares of our stock owned by a related person, or could be lost entirely.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of Series A Preferred and the proceeds from the sale, exchange or other disposition of Series A Preferred, unless you are an exempt recipient. Backup withholding may apply to these amounts if you fail to provide a taxpayer identification number and certification of exempt status.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (the “IRS”).

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” A non-U.S. holder is a beneficial owner of a share of Series A Preferred that is, for U.S. federal income tax purposes,:

•	a non-resident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust.

Distributions

Any distributions that are treated as dividends for U.S. federal income tax purposes, as described above in “Tax Consequences to U.S. Holders — Distributions,” will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable treaty, you generally will be required to provide an IRS Form W-8BEN certifying your entitlement to benefits under the tax treaty.

Because it will generally not be known, at the time you receive any distribution on Series A Preferred, whether the distribution will be paid out of our current or accumulated Tax E&P and therefore whether the distribution will be treated as a dividend, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that you receive on Series A Preferred. If it is later determined that a distribution on Series A Preferred was not a dividend, in whole or in part, you may be entitled to claim a refund of the U.S. tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS.

No amounts in respect of U.S. federal withholding tax will be withheld from distributions paid to you if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States. Instead, effectively connected distributions will be subject to regular U.S. income tax as if you were a U.S. holder, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporation, your effectively connected earnings and profits may be subject to a “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition

You generally will not be subject to U.S. federal income tax with respect to the proceeds of, or any gain realized on, a sale, exchange or other disposition (including a redemption) of Series A Preferred unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise, in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•

we redeem Series A Preferred and you do not meet either of the two tests described above under “ — Taxation of U.S. Holders — Redemption,” in which case the redemption proceeds will be treated as a distribution subject to the rules described in “Distributions” above;

•

you are an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S. – source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate); or

•

we are or have been a United States real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter, and certain other conditions are met.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation. Moreover, even if we are treated as a United States real property holding corporation, so long as our Series A Preferred is regularly traded on an established securities market, the Series A Preferred will not be treated as a United States real property interest in the hands of a non-U.S. holder who has owned no more than five percent of the Series A Preferred during the five years preceding a disposition.

Recent Legislation

Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. You should consult your tax advisor regarding the possible implications of this legislation on an investment in Series A Preferred.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Series A Preferred. You may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Federal Estate Tax

If you are an individual non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) or an entity the property of which is potentially includible in an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by an individual and with respect to which the individual has retained certain interests or powers), the Series A Preferred will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty applies otherwise.

UNDERWRITING

The terms and conditions set forth in the underwriting agreement dated March     , 2011 govern the sale and purchase of the Series A Preferred. Each underwriter named below has severally agreed to purchase from the Selling Securityholder, and the Selling Securityholder has agreed to sell to such underwriter, the number of Series A Preferred set forth opposite the name of each underwriter.

Underwriters	Number of Series A Preferred
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.

TOTAL

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Series A Preferred are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Series A Preferred if any are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Underwriters, dealers and agents may be entitled, under agreements with Ally, to indemnification by Ally against liabilities relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Selling Securityholder, Ally and affiliates of the Selling Securityholder and Ally in the ordinary course of business.

Ally has agreed, during the period beginning on the date hereof and continuing to and including the closing date for the purchase of the Series A Preferred, not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of or agree to dispose of, directly or indirectly, or permit the registration under the Securities Act of, any securities of Ally that are substantially similar to the Series A Preferred, except for the registration of the Series A Preferred and the sales through or to the underwriters pursuant to the underwriting agreement or with the consent of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc.

The following table summarizes the commissions to be paid to the underwriters:

	Per Series A Preferred		Total
Public offering price	$		$
Underwriting discounts and commissions(1)		$(2)		$(2)
Proceeds to the Selling Securityholder	$		$

(1)	Except for payment of $ per share of Series A Preferred with respect to sales made by the underwriters to retail investors, for which Ally will be responsible, the Selling Securityholder is responsible for all underwriting discounts, selling commissions and transfer taxes.
(2)	The Underwriters will receive discounts of $ and commissions of $ per share of Series A Preferred, except that for sales to certain institutions, the discounts will be $ per Series A Preferred; or $ for all Series A Preferred.

The underwriters propose to offer the Series A Preferred, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer the Series A Preferred to dealers at a price that represents a concession not in excess of $            per Series A Preferred; provided however, that such concession for sales to certain institutions will not be in excess of

$            per Series A Preferred. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $             per Series A Preferred to brokers and dealers; provided, however, that for sales to certain institutions such reallowance will not be in excess of $ per Series A Preferred. After the Series A Preferred are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

Delivery of the Series A Preferred is expected to be made against payment therefor on or about March    , 2011.

In connection with this offering and in accordance with applicable law and industry practice, the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Series A Preferred at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when Series A Preferred originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in over-the-counter market, or otherwise. The underwriters are not required to engage in any of these activities, or continue such activities if commenced.

Application will be made to list the Series A Preferred on the NYSE. If approved for listing, Ally and the Selling Securityholder expect the Series A Preferred will begin trading on the NYSE within 30 days after they are delivered to investors.

The underwriters have agreed that they will not offer, sell or deliver any of the Series A Preferred, directly or indirectly, or distribute this prospectus supplement or any other offering material relating to the Series Series A Preferred, in or from any jurisdiction, except when to the best knowledge and belief of the underwriters it is permitted under applicable laws and regulations. In so doing, the underwriters will not impose any obligations on the Selling Securityholder or Ally, except as set forth in the underwriting agreement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform, and may in the future perform, various financial advisory and investment banking services for us, for which they have received customary compensation and may provide such services and receive customary compensation in the future. Certain of the relationships involve transactions that are material to us or our affiliates and for which the underwriters and/or their respective affiliates have received significant fees. In addition, the underwriters and/or their affiliates serve as agents and lenders under certain of our existing credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent re-search views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Series A Preferred which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Series A Preferred shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Series A Preferred to the public” in relation to any Series A Preferred in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series A Preferred to be offered so as to enable an investor to decide to purchase or subscribe the Series A Preferred, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus has been prepared on the basis that any offer of Series A Preferred in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Series A Preferred. Accordingly any person making or intending to make an offer in that Relevant Member State of Series A Preferred which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such Series A Preferred. Neither the issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of Series A Preferred in circumstances in which an obligation arises for the issuer or underwriters to publish a prospectus for such Series A Preferred.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Series A Preferred other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Series A Preferred would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Series A Preferred in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series A Preferred in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the Series A Preferred described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Series A Preferred have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Series A Preferred has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Series A Preferred to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Series A Preferred may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The Series A Preferred may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Series A Preferred may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Series A Preferred which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Series A Preferred offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The Series A Preferred have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series A Preferred may not be circulated or distributed, nor may the Series A Preferred be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Series A Preferred are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the Trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the Trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Series A Preferred pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Davis Polk & Wardwell LLP, New York, New York will act as legal counsel to Ally. Cahill Gordon & Reindel LLP, New York, New York, will act as legal counsel to the underwriters. Kirkland & Ellis LLP, New York, New York will act as legal counsel to the Selling Securityholder.

EXPERTS

The consolidated financial statements of Ally, as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

GMAC INC.

1,021,764 Shares of Fixed Rate Perpetual Preferred Stock, Series A

Liquidation Amount $1,000 Per Share

This prospectus relates to 1,021,764 shares of GMAC Inc.’s Fixed Rate Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share (the “Series A Preferred”). On November 22, 2006 GMAC Inc. (formerly GMAC LLC) (“GMAC”) issued 1,477,250 preferred membership interests to General Motors Corporation. On November 28, 2006, GMAC issued 77,750 preferred membership interests to GM Preferred Finance Co. Holdings LLC, a Delaware limited liability company (“GM HoldCo”) and at that time a wholly owned subsidiary of General Motors Corporation. The aggregate purchase price was approximately $1.4 billion. On November 30, 2006, General Motors Corporation transferred the preferred membership interests it held to GM HoldCo. The sale of the preferred membership interests occurred concurrently with the sale by General Motors Corporation (previously the owner of 100% of GMAC’s equity interests) of 51% of GMAC’s common equity interests to a third party. The sale of preferred membership interests was conducted as a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). On November 1, 2007, 533,236 preferred membership interests held by GM HoldCo were converted to common equity interests of GMAC. On June 30, 2009, in connection with GMAC’s conversion from a limited liability company to a corporation, each of the 1,021,764 remaining preferred membership interests held by GM HoldCo was converted into a share of Series A Preferred. On July 10, 2009, an acquisition company acquired substantially all of the assets, including GM HoldCo, and assumed certain liabilities of General Motors Corporation. The ultimate parent of GMHoldCo is now General Motors Company (“GM”). General Motors Corporation, for the periods on or before July 9, 2009, is referred to in this prospectus as “Old GM”.

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include GM HoldCo and any other holders of the securities covered by this prospectus to whom GM HoldCo has transferred its registration rights in accordance with the terms of the registration rights agreement between us and GM HoldCo (the “Registration Rights Agreement”). The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents, and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any. We will not receive any proceeds from the sale of securities by the selling securityholders.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that will describe the method of sale and terms of the related offering.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 4 of this prospectus and contained in our periodic reports filed with the Securities and Exchange Commission, as well as the other information contained or incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2010.

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THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus will be superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities, and the federal income tax consequences of investing in the securities.

Unless the context requires otherwise, references to “GMAC,” “we,” “our” or “us” in this prospectus refer to GMAC Inc., a Delaware corporation.

You should only rely on the information contained or specifically incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	Current Reports on Form 8-K filed on January 5, 2010 (two reports), January 12, 2010 (two reports) and March 9, 2010.

We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the date of any supplement to this prospectus, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

GMAC is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC. You may read and copy any document GMAC files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. GMAC’s filings are also electronically available from the SEC’s Interactive Data Electronic Applications system, which is commonly known by the acronym “IDEA,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

You may also obtain a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

GMAC Inc.

Attention:  Investor Relations

440 South Church Street, 14th Floor

Charlotte, North Carolina 28202

Tel:  (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including, without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable as of the date made, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated by our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Factors that could cause our actual results to be materially different from our expectations include, among others, the risk factors set forth herein (see “Risk Factors”), and the following:

•	Our inability to repay our outstanding obligations to the U.S. Department of the Treasury (the “Treasury”), or to do so in a timely fashion and without disruption to our business;

•	Uncertainty of GMAC’s ability to enter into transactions or execute strategic alternatives to realize the value of its Residential Capital, LLC (“ResCap”) operations;

•	The insufficiency of any capital contributions made to ResCap or Ally Bank by GMAC;

•	The potential for ResCap and Ally Bank to incur additional charges in connection with mortgage-related assets due to unexpected future events, which charges could be substantial;

•	Uncertainty regarding ResCap’s ability to repay its outstanding liabilities, and the uncertainty regarding the completion of any actions or transaction to settle or repay such liabilities;

•	The Treasury’s ownership of a substantial percentage of our currently outstanding common stock;

•	The restrictions relating to compensation and benefits to which we are subject as a result of our participation in TARP;

•	Uncertainty regarding GM’s and Chrysler Group LLC’s (“Chrysler”) recent emergence from bankruptcy protection;

•	The profitability and financial condition of GM and Chrysler;

•

Our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability;

•	Uncertainty related to the new financing agreement between GMAC and Chrysler;

•	Securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship among GMAC, GM and Chrysler;

•	Our ability to maintain an appropriate level of debt and liquidity;

•	Our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company;

•	Our ability to comply with the increased regulation and restrictions that we are subject to as a bank holding company;

•	Continued challenges in the residential mortgage and capital markets;

•	Fluctuation in the residual value of off-lease vehicles;

•	The continuing negative impact on ResCap of the decline in the U.S. housing market;

•	Changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate;

•	Disruptions in the market in which we fund GMAC’s and ResCap’s operations with resulting negative impact on our liquidity;

•	Changes in our accounting assumptions that may be required by or result from changes in accounting rules or their application that could result in an impact on earnings;

•	Changes in the credit ratings of GMAC, ResCap, GM or Chrysler;

•	Changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and

•	Changes in the existing, or the adoption of new, laws, regulations, policies, or other activities of governments, agencies, and similar organizations.

Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

v

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus to help you understand our business. It does not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety, including the information incorporated by reference into this prospectus, to understand fully the considerations that are important to you in making your investment decision. Each time we offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any supplement when making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 4 and incorporated by reference herein and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page iv.

Our Company

GMAC was originally founded in 1919 as a wholly owned subsidiary of Old GM. On December 24, 2008, the Board of Governors of the Federal Reserve System (the “FRB”) approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended. Our banking subsidiary is Ally Bank, which is an indirect wholly owned subsidiary of GMAC.

As of December 30, 2009, the Treasury held approximately 56.3% of GMAC’s outstanding common stock, companies affiliated with Cerberus Capital Management, L.P. collectively held approximately 14.9% of GMAC’s outstanding common stock, third-party investors collectively held approximately 12.2% of GMAC’s outstanding common stock, a trust managed by an independent trustee (“GM Trust”) held approximately 9.9% of GMAC’s outstanding common stock and GM Finance Co. Holdings LLC, a Delaware limited liability company affiliated with GM, held approximately 6.7% of GMAC’s outstanding common stock.

Our principal executive office is located at 200 Renaissance Center, Detroit, Michigan, 48265. Our telephone number is (866) 710-4623.

Our Business

GMAC is a leading, independent, globally diversified, financial services firm. Global Automotive Services and Mortgage are our primary lines of business.

Securities Being Offered

On November 22, 2006, GMAC issued 1,477,250 preferred membership interets to Old GM. On November 28, 2006, GMAC issued 77,750 preferred membership interests to GM HoldCo. The aggregate purchase price was approximately $1.4 billion. On November 30, 2006, Old GM transferred the preferred membership interests it held to GM HoldCo. The sale of the preferred membership interests to GM HoldCo occurred concurrently with the sale by Old GM (previously the owner of 100% of GMAC’s equity interests) of 51% of GMAC’s common equity interests to a third party. On November 1, 2007, 533,236 preferred membership interests held by GM HoldCo were converted to common equity interests of GMAC. On June 30, 2009, in connection with GMAC’s conversion from a limited liability company to a corporation, each of the remaining 1,021,764 preferred membership interests held by GM HoldCo was converted into a share of Series A Preferred.

Each share of Series A Preferred has a liquidation amount of $1,000 (the “Liquidation Amount”). Dividends on the Series A Preferred accrue at a rate of 10.00% per annum on the Liquidation Amount, subject to adjustments in certain circumstances.

This prospectus relates to the offer and sale by the selling securityholders named herein of up to 1,021,764 shares of Series A Preferred, from time to time, directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. GMAC will not receive any proceeds from the sale of securities by the selling securityholders. See “Plan of Distribution.”

For a full description of the terms of the Series A Preferred, see “Description of the Series A Preferred” beginning on page 8.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges were as follows for the periods presented:

	Year Ended December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges and preferred interest dividends (1)	(0.04) (2)	1.36	0.87 (2)	1.14	1.27

(1)	Preferred interest dividends represent pre-tax earnings necessary to cover any preferred interest dividend requirements computed using our effective tax rate for periods when the effective tax rate was positive.
(2)	The ratio indicates a less than one-to-one coverage ratio for certain periods as noted. Earnings available for fixed charges and preferred interest dividends for the respective periods were inadequate to cover total fixed charges and preferred interest dividends. The deficiencies were $9.2 billion for the year ended December 31, 2009; and $1.9 billion for the year ended December 31, 2007.

RISK FACTORS

An investment in our securities is subject to certain risks. In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following discussions of risk before deciding whether an investment in the Series A Preferred is suitable for you. The risks described below are intended to highlight risks that are specific to the Series A Preferred, but are not the only risks we face. Additional risks, including those generally affecting the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies that have recently undertaken similar transactions, may also impair our business, the value of your investment and our ability to pay dividends on the Series A Preferred. For a more complete description of the risks that may affect our business, see our Annual Report on Form 10-K for the year ended December 31, 2009 (as may be amended or supplemented in subsequent reports on Form 10-K, Form 10-Q or Form 8-K). In addition to the risks described below, we face other risks that are described from time to time in periodic reports that we file with the SEC. If any of the following risks actually occur, the value of the Series A Preferred could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating to the Series A Preferred

The Series A Preferred are equity securities and are subordinate to all of our existing and future indebtedness, and the Series A Preferred place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Series A Preferred are equity interests in GMAC and do not constitute indebtedness. As such, the Series A Preferred, like GMAC’s common stock and other series of preferred stock, rank junior to all indebtedness and other non-equity claims on GMAC with respect to assets available to satisfy claims on GMAC, including in a liquidation. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the Series A Preferred, as with GMAC’s common stock and other series of preferred stock, (i) dividends are payable only if authorized and declared by our board of directors (the “Board of Directors”), who may reduce or not declare dividends in the event that payment of dividends on our outstanding series of preferred stock would cause GMAC to fall below certain required capital levels, which will depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (ii) as a Delaware corporation, under Delaware law we are subject to restrictions on payments of dividends that would render us insolvent. See “Description of the Series A Preferred—Dividends.”

In addition, the Series A Preferred do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred or to which the Series A Preferred will be structurally subordinated.

The Series A Preferred have more limited rights to receive scheduled dividend payments than other series of GMAC’s preferred stock.

While the Series A Preferred rank equally in priority with respect to dividends with several other series of GMAC’s existing preferred stock, such other series of preferred stock do not include equivalent features allowing the Board of Directors to reduce or suspend the payment of dividends, other than as required by Delaware law. In addition, dividends on GMAC’s other series of preferred stock are cumulative, and any dividends which are not paid when initially accrued will continue to be payable in future dividend periods, and dividends will continue to accrue on such unpaid amounts. In the event that GMAC experiences financial difficulties and is unable to maintain payment of dividends on all series of its preferred stock, it may elect to reduce or, with the vote of the holders of a majority of the Series A Preferred, suspend, dividends on the Series A Preferred, before failing to declare or pay dividends on its other series of preferred stock. In addition, to the extent that GMAC fails to declare or pay dividends on its other series of preferred stock in accordance with the terms of such preferred stock, the holders of such other preferred stock will be entitled to receive any missed dividends in later periods if GMAC later becomes able to pay such dividends.

The holders of the Series A Preferred do not share this right. As a result, the holders of the Series A Preferred may be disproportionately impacted by any financial difficulties experienced by GMAC. This may result in holders of the Series A Preferred not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive. See “Description of the Series A Preferred—Dividends.”

Dividends on the Series A Preferred are not cumulative.

Dividends on the Series A Preferred are not cumulative, and as a result, any dividends which are not paid in the period when they originally accrue in accordance with the terms of the Series A Preferred will not be payable in later dividend periods. This may result in holders of the Series A Preferred not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive. See “Description of the Series A Preferred—Dividends.”

In certain circumstances, dividends on the Series A Preferred may be paid in property or assets other than cash.

Dividends on the Series A Preferred, while generally required to be paid in cash, may be paid in property or assets other than cash, with the prior consent of the holders of a majority of the outstanding shares of Series A Preferred. This may result in holders of the Series A Preferred receiving dividends in the form of illiquid property or property of limited liquidity, which may be difficult to value or to dispose of at an equivalent price or at all. This risk of illiquidity or limited liquidity may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive. See “Description of the Series A Preferred—Dividends.”

GMAC’s Board of Directors has the right to elect to suspend or reduce dividend payments on the Series A Preferred.

The Board of Directors may elect to reduce any dividend payment on the Series A Preferred if it makes a good faith determination that it is required to do so in order to avoid a reduction of GMAC’s equity capital below the amount that would satisfy certain regulatory requirements. In addition, the Board of Directors may elect to suspend payment of dividends on the Series A Preferred with respect to one or more Dividend Periods (as defined below), subject to the consent of the holders of a majority of the outstanding shares of the Series A Preferred, and may be prohibited from declaring or paying dividends on the Series A Preferred in certain circumstances under Delaware law.

In the event that any dividend payment on the Series A Preferred is reduced or suspended pursuant to this provision, holders of the Series A Preferred will not be entitled to receive any payments in respect of such reduced or suspended amounts at any time in the future. This may result in holders of the Series A Preferred not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive. See “Description of the Series A Preferred—Dividends.”

The prices of the Series A Preferred may fluctuate significantly, and this may make it difficult for holders of the Series A Preferred to resell the Series A Preferred when they want or at prices they find attractive.

There currently is no market for the Series A Preferred, or for any class of our equity securities, and we cannot predict how the Series A Preferred will trade in the future. The market value of the Series A Preferred is likely to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our common stock holders, including sales of such common stock by existing holders;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments;

•	developments related to the U.S. automotive industry;

•	developments related to the U.S. housing market; and

•	developments related to the financial services industry.

The market value of the Series A Preferred may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of equity securities generally and, in turn, the Series A Preferred, and (ii) sales of substantial amounts of the Series A Preferred in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of the Series A Preferred.

An active trading market for the Series A Preferred may not develop.

The Series A Preferred are not currently listed on any securities exchange and we do not anticipate listing them on an exchange unless we are requested to do so by GM HoldCo pursuant to the Registration Rights Agreement. There can be no assurance that an active trading market for the Series A Preferred will develop, or, if developed, that an active trading market will be maintained. If an active trading market is not developed or sustained, the market value and liquidity of the Series A Preferred may be adversely affected.

There may be future issuances and sales of additional common stock or preferred stock, including additional shares of Series A Preferred, which may dilute our equity and adversely affect the market price of the Series A Preferred.

We are not restricted from issuing additional common stock or preferred stock ranking junior to or of equal priority with the Series A Preferred with respect to dividend rights and rights upon any liquidation of GMAC, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. GMAC is permitted, without the vote of any of its stockholders, and without the vote of the holders of the Series A Preferred, to issue up to an additional

3,000,000 shares of the Series A Preferred, with an aggregate liquidation preference of up to $3 billion. GMAC may also issue preferred stock which by its terms ranks expressly senior to the Series A Preferred, provided that we obtain the prior approval of the holders of a majority of the shares of the Series A Preferred.

The holders of a substantial percentage of GMAC’s currently outstanding common stock are party to various agreements committing them to sell all or a portion of their shares. The Treasury, which currently holds 450,121 shares of GMAC’s common stock and all the shares of Series F-2 Preferred Stock (which are convertible into an additional 988,200 shares of common stock, if they were to be converted as of the date hereof), has agreed to attempt to begin selling its common stock holdings no later than the seventh anniversary of the initial public offering of the common stock, with a target of liquidating 10% to 20% of its holdings in each year thereafter. An additional 78,828 shares of common stock are currently held by the GM Trust, a trust established for the purpose of selling such shares to third parties prior to December 24, 2011. In addition, holders of common stock have the right to cause GMAC to undertake an initial public offering in accordance with GMAC’s bylaws.

These rights and arrangements may result in a large number of shares of GMAC’s common and preferred stock being offered for sale in the future, which may lead to dilution of our equity or may decrease the market price of GMAC’s equity securities due to the market being unable to absorb all shares offered for sale. Any issuance by GMAC of preferred stock which ranks senior to the Series A Preferred may make it more difficult for GMAC to make payment of scheduled dividends on the Series A Preferred. This may decrease the market price of the Series A Preferred and limit the ability of holders of the Series A Preferred to sell their shares or the price at which such shares may be sold.

The Series A Preferred may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least a majority of the shares of Series A Preferred then outstanding, we may issue preferred stock in the future the terms of which are expressly senior to the Series A Preferred. The terms of any such future preferred stock expressly senior to the Series A Preferred may restrict the payment of dividends on the Series A Preferred. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred have been paid for the relevant periods, no dividends will be paid to the Series A Preferred, and no shares of Series A Preferred may be repurchased, redeemed or otherwise acquired by us. This could result in dividends on the Series A Preferred not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the Series A Preferred have limited voting rights.

The Series A Preferred will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred and certain other matters, and except as may be required by Delaware law. The limited voting rights of holders of the Series A Preferred may negatively affect the value of the Series A Preferred.

There may be considerable variation in the record date for the payment of dividends on the Series A Preferred, which may make it difficult to calculate payments due on settlement of any transfers of shares of the Series A Preferred.

Pursuant to the terms of the Series A Preferred, the Board of Directors may elect to designate any date that is not more than seventy calendar days prior to a dividend payment date as the record date for the payment of dividends. This may result in uncertainty regarding who will be entitled to receive dividends accruing on the Series A Preferred, which may make it difficult to settle any trades in shares of the Series A Preferred.

DESCRIPTION OF THE SERIES A PREFERRED

This section summarizes specific terms and provisions of the Series A Preferred. The description is qualified in its entirety by the actual terms of the Series A Preferred, set forth in GMAC’s amended and restated certificate of incorporation (the “Certificate of Incorporation), including Exhibit A to the Certificate of Incorporation (the “Certificate of Designations”), and GMAC’s bylaws (the “Bylaws”). The Certificate of Incorporation (including the Certificate of Designations) and the Bylaws are included as Exhibit 3.1 and 3.2, respectively, to the registration statement of which this prospectus forms a part and are incorporated by reference into this prospectus. See “Information Incorporated by Reference.”

General

The Series A Preferred constitute a single series of our preferred stock. A total of 1,021,764 shares of the Series A Preferred are currently outstanding. The Certificate of Incorporation authorizes the issuance of up to a total of 4,021,764 shares of the Series A Preferred. The Series A Preferred have no maturity date.

On November 22, 2006, GMAC issued 1,477,250 preferred membership interests to Old GM. On November 28, 2006, GMAC issued 77,750 preferred membership interests to GM HoldCo. The aggregate purchase price was approximately $1.4 billion. On November 30, 2006, Old GM transferred the preferred membership interests it held to GM HoldCo. The sale of the preferred membership interests to GM HoldCo occurred concurrently with the sale by Old GM (previously the owner of 100% of GMAC’s equity interests) of 51% of GMAC’s common equity interests to a third party. On November 1, 2007, 533,236 of the preferred membership interests held by GM HoldCo were converted to common equity interests of GMAC. On June 30, 2009, in connection with GMAC’s conversion from a limited liability company to a corporation, each preferred membership interest was exchanged for a share of Series A Preferred.

The Series A Preferred have a liquidation amount of $1,000 per share, and accrue interest at a rate of 10.00% per annum, as described herein. See “—Distributions.”

The holders of the Series A Preferred are not entitled to preemptive rights, or to any similar rights.

The Board of Directors is authorized, pursuant to the Certificate of Incorporation and the Bylaws, to issue up to 3,000,000 additional shares of Series A Preferred, with an aggregate liquidation preference of $3 billion, without any vote of GMAC’s stockholders or the holders of the Series A Preferred.

This prospectus summarizes and describes only selected important provisions of the Certificate of Incorporation and the Bylaws, and is qualified in its entirety by reference to the full text of the Certificate of Incorporation and the Bylaws. We strongly advise that you read both the Certificate of Incorporation (including the Certificate of Designations) and the Bylaws in their entirety prior to any investment in the Series A Preferred.

Dividends

Rate. Dividends on the Series A Preferred are payable quarterly in arrears. The Certificate of Designations does not require that dividends on the Series A Preferred be declared by the Board of Directors; however, the Delaware General Corporation Law requires that any dividends paid on a corporation’s capital stock (including the Series A Preferred) be declared by the corporation’s board of directors.

A “Dividend Payment Date” with respect to the Series A Preferred for any Dividend Period (as defined below) will be the date set by the Board of Directors for the payment of dividends, which will be (i) if the last day of GMAC’s fiscal year is December 31, no later than the tenth Business Day (as defined below) following (x) with respect to the first three fiscal quarters of each fiscal year, the filing (or delivery to shareholders, as applicable) of GMAC’s quarterly report with respect to such fiscal quarter, and (y) with respect to the fourth fiscal quarter of each fiscal year, the filing (or delivery to shareholders, as applicable) of GMAC’s annual report with respect to such fiscal year, and (ii) if the last day of GMAC’s fiscal year is any day other than December 31, no later than the 45th day following the end of the applicable Dividend Period. “Dividend Period” means, with respect to the Series A Preferred, each calendar quarter of a calendar year, ending on the last day of each of March, June, September, and December (each a “Calendar Quarter”). Each Calendar Quarter shall commence on the day immediately following the last day of the immediately preceding Calendar Quarter. Dividends, if any, will be paid on each Dividend Payment Date.

Dividends accrue on the Series A Preferred with respect to each Dividend Period at a rate of 10.00% per annum on the Liquidation Amount, accruing on a daily basis (the “Dividend Amount”); provided, that the Board of Directors may reduce any dividend on the Series A Preferred to the extent required to avoid a reduction of GMAC’s equity capital below the Required Capital Amount (as defined below), as determined in good faith by the Board of Directors. “Required Capital Amount” means the minimum amount of equity capital of GMAC sufficient to satisfy (a) the requirements of the Bank Holding Company Act of 1956, as amended, (b) the requirements of other applicable banking regulations, and (c) the requirements of the FRB.

Dividends are non-cumulative, and if any dividend in any Dividend Period is reduced by the Board of Directors in order to meet the Required Capital Amount or otherwise not paid, the amount of such reduction or non-payment will not be considered “accrued” with respect to the Series A Preferred (an “Accrual Exception”). With the consent of the holders of a majority of the outstanding shares of the Series A Preferred, the Board of Directors may suspend payment of dividends on the Series A Preferred with respect to any one or more Dividend Periods.

“Business Day” means any calendar day other than a Saturday, a Sunday, or any other day on which commercial banks in Detroit, Michigan or New York, New York are authorized or required to close.

Dividends on the Series A Preferred must generally be paid in cash. However, GMAC is allowed to distribute assets other than cash to holders of the Series A Preferred in respect of dividends either (i) with the consent of the holders of a majority of the outstanding shares of the Series A Preferred or (ii) in connection with a distribution upon, or with respect to, a liquidation or dissolution of GMAC.

Dividends will be paid to holders of record of the Series A Preferred Stock as they appear on GMAC’s stock register either (i) on the record date affirmatively set by the Board of Directors, which must be a date not more than seventy calendar days prior to the applicable Dividend Payment Date, or (ii) if no record date for the payment of dividends is affirmatively set by the Board of Directors with respect to a Dividend Payment Date, the date of the resolutions of the Board of Directors declaring payment of the applicable dividend.

GMAC will use its commercially reasonable efforts to give written notice to each holder of Series A Preferred at least three Business Days prior to payment of any dividend.

Priority of Dividends. If GMAC fails to pay the full Dividend Amount with respect to any Dividend Period, it may not pay any dividends or make any distributions to any Junior Stock (as defined below) until it has paid the full Dividend Amount with respect to a subsequent Dividend Period. The foregoing limitation does not apply to distributions on junior membership interests of GMAC LLC as provided in Section 5.1(e) of GMAC’s Sixth Amended and Restated Limited Liability Company Operating Agreement, dated May 22, 2009 (the “LLC Agreement”), and consistent with the plan of conversion of GMAC LLC into GMAC Inc., dated as of June 30, 2009 (“Permitted Tax Distributions”). Please refer to the LLC Agreement, attached as Exhibit 99.1 to the registration statement of which this prospectus forms a part, for a description of the Permitted Tax Distributions.

The terms of certain series of GMAC’s other outstanding preferred stock require that dividends on all series of Parity Stock (as defined below), including the Series A Preferred Stock, be made on a pro rata basis, based on the outstanding liquidation amount of each series of preferred stock.

“Junior Stock” means (i) GMAC’s common stock, (ii) GMAC’s Class C Preferred Stock, and (iii) each class or series of GMAC’s stock established on or after June 30, 2009, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock and the other Parity Stock (as defined below) as to dividend rights or rights upon liquidation, winding-up or dissolution. As of the date of this prospectus, GMAC has no outstanding or authorized series of Junior Stock other than its common stock and Class C Preferred Stock.

“Parity Stock” means (i) GMAC’s Series E Preferred Stock (no shares of which are currently outstanding), (ii) GMAC’s Series F-2 Preferred Stock, (iii) GMAC’s Series G Preferred Stock, and (iv) each class or series of GMAC’s preferred stock established by GMAC after June 30, 2009, the terms of which expressly provide that such class or series will rank on a parity with the Parity Stock as to dividend rights and as to rights on liquidation, dissolution or winding-up of GMAC (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of GMAC, whether voluntary or involuntary, holders of the Series A Preferred shall be entitled to receive for each share of Series A Preferred held by them, out of the assets of GMAC or proceeds thereof (whether capital or surplus) available for distribution to stockholders of GMAC, subject to the rights of any creditors of GMAC, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock or any other stock of GMAC ranking junior to the Series A Preferred as to such distribution (other than Permitted Tax Distributions), payment in full in an amount equal to the sum of (i) the Liquidation Amount and (ii) the amount of any accrued and unpaid dividends to the date of payment, subject to any Accrual Exceptions.

To the extent the assets or proceeds available for distributions on GMAC’s stock are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred and the holders of any Parity Stock ranking equally with Series A Preferred as to such distribution, the holders of the Series A Preferred and of such Parity Stock will share ratably in the distribution in proportion to the full respective distribution to which they are entitled.

For purposes of the liquidation rights of the Series A Preferred, neither a merger or consolidation of GMAC with another entity, including a merger or consolidation in which the holders of the Series A Preferred receive cash, securities or other property for their shares, nor a sale, lease or exchange (for cash, securities, or other property) of substantially all of GMAC’s assets, will constitute a liquidation, dissolution or winding up of the affairs of GMAC.

Redemptions and Repurchases

GMAC’s other series of outstanding preferred stock, outstanding debt, and certain agreements between GMAC and the Treasury, strictly limit GMAC’s ability to repurchase or redeem the Series A Preferred. The terms of such other stock and agreements will, under a variety of circumstances, prohibit GMAC from repurchasing or redeeming any shares of the Series A Preferred, or will require that GMAC redeem such other series of preferred stock on a pro rata basis with any shares of the Series A Preferred that it redeems.

Subject to compliance with the Replacement Capital Covenant Agreement (as defined below) and any other restrictions contained in the terms of any other series of stock, GMAC may redeem all or any portion of the outstanding shares of Series A Preferred.

In order to redeem any Series A Preferred, GMAC must deliver irrevocable written notice to the holders of the Series A Preferred not less than thirty calendar days prior to the redemption date fixed by GMAC and specified in such redemption notice (each a “Redemption Date”). If the redemption of any shares of Series A

Preferred is to be consummated in connection with a Company Sale (as defined below), then GMAC may elect, by giving notice thereof in the redemption notice, for such redemption to be contingent on and simultaneous with the consummation of such Company Sale. GMAC will redeem the shares of Series A Preferred specified in the applicable redemption notice on the Redemption Date on a pro rata basis among all holders of Series A Preferred.

“Company Sale” means a transaction with a third person that is not an affiliate of GMAC or group of third persons that, acting in concert, do not collectively constitute affiliates of GMAC, pursuant to which such person or persons acquire, in any transaction or series of related transactions, (i) all of the outstanding Equity Securities (as defined below) of GMAC, (ii) all or substantially all of the assets of GMAC, or (iii) Equity Securities of GMAC authorized and issued following June 30, 2009 and possessing the power to elect or appoint a majority of the Board of Directors (or any similar governing body of any surviving or resulting person). “Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability company interests or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features or to subscribe for or purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization.

In addition, the terms of GMAC’s outstanding indebtedness impose strict limits on the redemption of the Series A Preferred. On November 30, 2006, GMAC entered into a replacement capital covenant (the “Replacement Capital Covenant Agreement”) for the benefit of certain of its debtholders. Pursuant to the Replacement Capital Covenant Agreement, GMAC may not redeem any shares of the Series A Preferred unless the total redemption price for the shares to be redeemed in any redemption is equal to or less than the sum of (i) the Designated Percentage (as defined below) of the aggregate net cash proceeds received by GMAC and its subsidiaries during the 180-calendar day period prior to the applicable redemption date from the issuance and sale of certain common equity securities or Replacement Capital Securities (as defined below) and (ii) the Designated Percentage of the aggregate amount of any outstanding long term indebtedness of GMAC or any of its subsidiaries that is converted, swapped or otherwise exchanged by GMAC or a subsidiary for Replacement Capital Securities during the 180-calendar day period prior to the applicable redemption date.

The “Designated Percentage” means, (i) with respect to transactions resulting in the issuance of common equity securities, 133.33%, and (ii) with respect to transactions resulting in the issuance of Replacement Capital Securities, 100%. “Replacement Capital Securities” generally include securities that, as reasonably determined in good faith by GMAC’s Board of Directors, meet a series of specific criteria that generally include (i) a ranking either pari passu with, or junior to, the Series A Preferred, (ii) a maturity date of at least 40 years after the date of initial issuance, (iii) certain replacement capital covenants, (iv) provisions requiring the mandatory reduction or suspension of dividends under certain circumstances and (v) dividends which accrue on a non-cumulative basis.

The benefit of the Replacement Capital Covenant Agreement will, pursuant to the procedures set forth in the Replacement Capital Covenant Agreement, pass to the holders of additional series of GMAC’s debt over time, which may have the effect of perpetually restricting GMAC’s ability to redeem the Series A Preferred. The foregoing summary of the Replacement Capital Covenant Agreement is qualified in its entirety by reference to the Replacement Capital Covenant Agreement, which is included as Exhibit 99.2 to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

The redemption price for each share of Series A Preferred will be equal to (i) at any time prior to November 30, 2011, the sum of (a)(1) the Liquidation Amount multiplied by (2) 1.03, and (b) the then-unpaid Dividend Amount with respect to such share of Series A Preferred for the immediately preceding Dividend Period, if any, or (ii) at any time on or after November 30, 2011, the sum of (a) the Liquidation Amount and (b) the then-unpaid Dividend Amount with respect to such share of Series A Preferred for the immediately preceding Dividend Period, if any. Payment of the redemption price will be made in cash in immediately available funds.

Following any Redemption Date and the payment of the redemption price, the applicable shares of Series A Preferred will represent only the right to receive the redemption price thereof as of such Redemption Date, and shall not accrue any dividends following such Redemption Date. Holders of Series A Preferred will have no right to require redemption or repurchase of any shares of Series A Preferred.

No Conversion Rights

Holders of the Series A Preferred have no rights to exchange or convert their shares for or into any other capital stock of GMAC or any other securities.

Voting Rights

The holders of the Series A Preferred do not have voting rights other than those described below, except to the extent specifically required by Delaware law.

In addition to any other vote or consent required by Delaware law, the Certificate of Incorporation or the Bylaws, the vote or consent of the holders of at least a majority of the shares of the Series A Preferred (which consent may be granted or withheld in the sole discretion of the holders of the Series A Preferred acting in their own best interests), is required in order for GMAC to do the following:

•

authorize or issue any Equity Securities or debt securities of GMAC that (A) rank senior to the Series A Preferred with respect to dividends or upon a sale or liquidation of GMAC and (B) in the case of any such debt securities, are accorded the same equity treatment by the rating agencies (including, collectively, Moody’s Investors Service Inc., Standard & Poor’s Ratings Services, and Fitch Ratings, and in each case any successor) as the Series A Preferred at the time of the authorization or issuance thereof;

•

amend, alter or repeal, whether by amendment, merger, consolidation, combination, reclassification or otherwise, any provision of the Certificate of Designations, the Certificate of Incorporation or the Bylaws if such action would amend, alter or affect the powers, preferences or rights of, or limitations relating to, the Series A Preferred in any manner materially adverse to the holders of Series A Preferred, including any change to the provisions relating to the payment of dividends;

•

to the extent that GMAC has failed to pay the Dividend Amount with respect to the immediately preceding Dividend Period, redeem, purchase or otherwise acquire, directly or indirectly, any Junior Stock or other Equity Securities of the Issuer in any Dividend Period, other than (i) any shares of stock or other Equity Securities of GMAC or GMAC Management LLC held by any current or former officer, manager, director, consultant or employee of GMAC or any of its subsidiaries (other than shares of GMAC’s Class E Preferred Stock) or, to the extent applicable, their respective estates, spouses, former spouses or family members, in each case pursuant to any equity subscription agreement, option agreement, members’ agreement or similar agreement or benefit of any kind; or (ii) shares of Series A Preferred in connection with the terms of the Certificate of Designations; or

•	amend, modify or waive any provision of the voting rights of the Series A Preferred in the Certificate of Designations.

provided, however, that no vote of the holders of the Series A Preferred will be required pursuant to the foregoing if, at the time of such action, either (i) all shares of Series A Preferred are redeemed or repurchased by GMAC, or have been duly called for redemption and all funds necessary for such redemption have been deposited by GMAC with a bank meeting certain specifications, or (ii) the Liquidation Amount in respect of all shares of Series A Preferred has been reduced to zero.

No Sinking Fund

The Series A Preferred will not have the benefit of any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred will have no right to require redemption or repurchase of any shares of Series A Preferred.

USE OF PROCEEDS

GMAC will not receive any proceeds from the sale of the Series A Preferred. All proceeds of any sale will go to the selling securityholders.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) GM HoldCo, which acquired all of the Series A Preferred in November 30, 2006 in a private placement exempt from the registration requirements of the Securities Act, and (ii) any other person or persons holding Series A Preferred to whom GM HoldCo has transferred its registration rights under the terms of the Registration Rights Agreement.

The securities to be offered under this prospectus for the account of the selling securityholders may include up to 1,021,764 Series A Preferred, representing 100% of the Series A Preferred outstanding on the date of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings. Each time the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For purposes of this prospectus, we have assumed that, after completion of the offering or series of offerings, none of the securities offered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is GM HoldCo.

GMAC has a significant history with Old GM and GM, the ultimate parent of GM HoldCo. GMAC was originally founded as a wholly owned subsidiary of Old GM. In 2006, Old GM sold a 51% interest in GMAC to third parties. Old GM continued to indirectly hold 49% of GMAC’s common equity securities, as well as the Series A Preferred, until 2009. In January 2009, Old GM indirectly purchased 190,921 common membership interests in GMAC, for an aggregate purchase price of approximately $884 million, increasing its ownership of GMAC’s common equity securities to approximately 59.86%. In connection with Old GM’s commitments to the FRB to reduce its ownership of GMAC in connection with GMAC receiving approval to become a bank holding company, Old GM transferred approximately 14.6% of GMAC’s common equity securities to the GM Trust in May 2009. Also in May 2009, Old GM transferred approximately 35.4% of GMAC’s common equity securities to the Treasury, in connection with certain transactions between Old GM and the Treasury. As a result of these transfers, and following GMAC’s issuance of additional common equity securities to the Treasury in December 2009, as of the date of this prospectus, GM indirectly holds approximately 6.7% of GMAC’s currently outstanding common equity securities through GM Finance Co. Holdings LLC, and all outstanding shares of the Series A Preferred through GM HoldCo.

GMAC also maintains a significant commercial relationship with GM. GMAC’s automotive finance services segment primarily provides financing in connection with GM vehicles and dealerships, in addition to a relationship with Chrysler to provide similar services which GMAC and Chrysler entered into in 2009. The primary commercial agreement between GMAC and GM is the Amended and Restated United States Consumer Financing Services Agreement, effective December 29, 2008. Pursuant to this agreement, (i) through December 29, 2010, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances, and in some cases subject to the limitation that pricing offered by the third party meets certain restrictions, and after December 29, 2010, GM can offer any incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with GMAC, provided that the pricing of the third parties meets certain requirements; (ii) GMAC will have no obligation to provide operating lease financing products; and (iii) GMAC will have no targets against which it could be assessed penalties. This agreement will expire on December 24, 2013.

This summary of the Amended and Restated United States Consumer Financing Services Agreement is qualified by reference to the agreement itself, which was filed as Exhibit 10.4 to GMAC’s Quarterly Report on Form 10-Q for the period ending June 30, 2009.

GM is entitled to certain informational and other rights with respect to GMAC, pursuant to the Certificate of Incorporation, the Bylaws and the Governance Agreement (as defined below). A brief summary of these rights is included herein. Such summary is not complete, and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the Governance Agreement, which are included as Exhibits 3.1, 3.2 and 10.2 to the registration statement of which this prospectus supplement forms a part.

GMAC is obligated to provide GM with quarterly, annual, and other information reasonably required by GM so as to enable GM and each of its affiliates to comply with all law and U.S. generally accepted accounting principles (“GAAP”) requirements applicable to it. If GM or any of its affiliates is required by law or by GAAP to consolidate the financial results of GMAC into GM’s or such affiliates’ financial statements, or to file or furnish GMAC’s financial statements with or to the SEC, and GMAC has failed for any reason to receive an unqualified audit opinion from a “big four” accounting firm, GM has certain access and audit rights with respect to GMAC.

The GM Trust is also entitled to certain access and informational rights with respect to GMAC while it owns at least 2.5% of GMAC’s then-outstanding common stock, including copies of materials given to members of the Board of Directors, access to GMAC’s management, and notice of material events involving GMAC.

All holders of GMAC’s common stock, including GM and the GM Trust, are parties to the Amended and Restated Governance Agreement, dated as of May 21, 2009 (the “Governance Agreement”), which sets forth certain agreements among GMAC’s stockholders regarding the size and composition of the Board of Directors. For so long as GM and any of its affiliates directly or indirectly hold at least 2.5% of GMAC’s outstanding common stock (provided that shares of common stock held by the GM Trust will not count towards this percentage), GM and its affiliates are entitled to appoint one non-voting observer to the Board of Directors. GM currently indirectly owns 6.7% of GMAC’s common stock, and has appointed an observer to the Board of Directors in accordance with the Governance Agreement. The Governance Agreement is filed as Exhibit 10.2 to the registration statement of which this prospectus forms a part, and is incorporated by reference herein.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares of the Series A Preferred:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders, or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed that will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the Registration Rights Agreement, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling securityholders will be entitled to contribution. We have agreed under the Registration Rights Agreement to cause such of our managers and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

We do not intend to apply for listing of the Series A Preferred on any securities exchange or for inclusion of the Series A Preferred in any automated quotation system unless we are requested to do so by the holders of the Series A Preferred pursuant to the Registration Rights Agreement. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon by Hu A. Benton, GMAC’s Chief Counsel, Capital Markets/Treasury.

EXPERTS

The consolidated financial statements of GMAC incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K and the effectiveness of GMAC’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

GMAC INC.

1,021,764 Shares

of

Fixed Rate Perpetual Preferred Stock, Series A,

Liquidation Amount $1,000 Per Share

PROSPECTUS

40,870,560 Shares of Fixed Rate/Floating Rate Perpetual

Preferred Stock, Series A

Liquidation Amount $25 Per Share

Ally Financial Inc.

PROSPECTUS SUPPLEMENT

March    , 2011